Exhibit 10.13

CREDIT AGREEMENT

among

NAUTILUS, INC.,

as Borrower,

THE LENDERS NAMED HEREIN,

as Lenders,

KEYBANK NATIONAL ASSOCIATION,

as Lead Arranger, Sole Book Runner and Administrative Agent,

and

U.S. BANK NATIONAL ASSOCIATION,

as Syndication Agent

dated as of

November 18, 2005

i

TABLE OF CONTENTS

Page
Section 10.14. Investment Purpose	62
Section 10.15. Entire Agreement	62
Section 10.16. Legal Representation of Parties	62
Section 10.17. Governing Law; Submission to Jurisdiction	63

Section 10.18. Jury Trial Waiver	Signature Page 1

(The schedules and exhibits to this agreement have been omitted. Copies of the schedules and exhibits will be supplementally furnished to the Commission upon request.)

Exhibit A	Form of Revolving Credit Note
Exhibit B	Form of Swing Line Note
Exhibit C	Form of Notice of Loan
Exhibit D	Form of Compliance Certificate
Exhibit E	Form of Assignment and Acceptance Agreement
Exhibit F	Borrower Investment Policy
Exhibit G	Form of Security Agreement
Exhibit H	Form of Guaranty of Payment
Exhibit I	Form of Pledge Agreement
Exhibit J	Form of Deposit Account Control Agreement
Exhibit K	Form of Securities Account Control Agreement
Exhibit L	Form of Landlord’s Waiver

Schedule 1	Commitment of Lenders
Schedule 2	Guarantors of Payment
Schedule 2.2	Existing Letters of Credit
Schedule 3	Pledged Securities
Schedule 5.8	Indebtedness
Schedule 5.9	Liens
Schedule 5.11	Permitted Foreign Subsidiary Loans and Investments
Schedule 6.1	Corporate Existence; Subsidiaries; Foreign Qualification
Schedule 6.4	Litigation and Administrative Proceedings
Schedule 6.9	Locations
Schedule 6.11	Employee Benefits Plans
Schedule 6.16	Material Agreements
Schedule 6.18	Insurance
Schedule 6.19	Deposit Accounts and Securities Accounts

This CREDIT AGREEMENT (as the same may from time to time be amended, restated or otherwise modified, this “Agreement”) is made effective as of the 18th day of November, 2005 among:

(a) NAUTILUS, INC., a Washington corporation (“Borrower”);

(b) the lenders listed on Schedule 1 hereto and each other Eligible Transferee, as hereinafter defined, that becomes a party hereto pursuant to Section 10.10 hereof (collectively, the “Lenders” and, individually, each a “Lender”);

(c) KEYBANK NATIONAL ASSOCIATION, as lead arranger, sole book runner and administrative agent for the Lenders under this Agreement (“Agent”); and

(d) U.S. BANK NATIONAL ASSOCIATION, as syndication agent (“Syndication Agent”).

WITNESSETH:

WHEREAS, Borrower, Agent and the Lenders desire to contract for the establishment of credits in the aggregate principal amounts hereinafter set forth, to be made available to Borrower upon the terms and subject to the conditions hereinafter set forth;

NOW, THEREFORE, it is mutually agreed as follows:

ARTICLE I. DEFINITIONS

Section 1.1. Definitions. As used in this Agreement, the following terms shall have the following meanings:

“Acquisition” shall mean any transaction or series of related transactions for the purpose of or resulting, directly or indirectly, in (a) the acquisition of all or substantially all of the assets of any Person (other than a Company), or any business or division of any Person (other than a Company), (b) the acquisition of in excess of fifty percent (50%) of the stock (or other equity interest) of any Person (other than a Company), or (c) the acquisition of another Person (other than a Company) by a merger, amalgamation or consolidation or any other combination with such Person.

“Advantage” shall mean any payment (whether made voluntarily or involuntarily, by offset of any deposit or other indebtedness or otherwise) received by any Lender in respect of the Obligations, if such payment results in that Lender having less than its pro rata share of the Obligations then outstanding.

“Affiliate” shall mean any Person, directly or indirectly, controlling, controlled by or under common control with a Company and “control” (including the correlative meanings, the terms “controlling”, “controlled by” and “under common control with”) shall mean the power, directly or indirectly, to direct or cause the direction of the management and policies of a Company, whether through the ownership of voting securities, by contract or otherwise.

“Agent” shall mean that term as defined in the first paragraph hereof.

“Agent Fee Letter” shall mean the Agent Fee Letter between Borrower and Agent, dated as of the Closing Date, as the same may from time to time be amended, restated or otherwise modified.

“Agreement” shall mean that term as defined in the first paragraph hereof.

“Applicable Facility Fee Rate” shall mean:

(a) for the period from the Closing Date through November 30, 2005, fifteen (15.0) basis points; and

(b) commencing with the Consolidated financial statements of Borrower for the fiscal quarter ending September 30, 2005, the number of basis points set forth in the following matrix, based upon the result of the computation of the Leverage Ratio, shall be used to establish the number of basis points that will go into effect on December 1, 2005 and thereafter:

Leverage Ratio	Applicable Facility Fee Rate
Greater than or equal to 2.50 to 1.00	25.0
Greater than or equal to 2.00 to 1.00 but less than 2.50 to 1.00	20.0
Greater than or equal to 1.50 to 1.00 but less than 2.00 to 1.00	17.5
Less than 1.50 to 1.00	15.0

After December 1, 2005, changes to the Applicable Facility Fee Rate shall be effective on the first day of each month following the date upon which Agent should have received, pursuant to Section 5.3(a) and (b) hereof, the Consolidated financial statements of Borrower. The above matrix does not modify or waive, in any respect, the requirements of Section 5.7 hereof, the rights of Agent and the Lenders to charge the Default Rate, or the rights and remedies of Agent and the Lenders pursuant to Articles VII and VIII hereof. Notwithstanding anything herein to the contrary, during any period when Borrower shall have failed to timely deliver the Consolidated financial statements pursuant to Section 5.3(a) or (b) hereof, or the Compliance Certificate pursuant to Section 5.3(c) hereof, until such time as the appropriate Consolidated financial statements and Compliance Certificate are delivered, the Applicable Facility Fee Rate shall be the highest rate per annum indicated in the above pricing grid regardless of the Leverage Ratio at such time.

“Applicable Margin” shall mean:

(a) for the period from the Closing Date through November 30, 2005, sixty-five (65.0) basis points for Eurodollar Loans and zero (0.0) basis points for Base Rate Loans; and

(b) commencing with the Consolidated financial statements of Borrower for the fiscal quarter ending September 30, 2005, the number of basis points (depending upon whether Loans are Eurodollar Loans or Base Rate Loans) set forth in the following matrix, based upon the result of the computation of the Leverage Ratio, shall be used to establish the number of basis points that will go into effect on December 1, 2005 and thereafter:

Leverage Ratio	Applicable Basis Points for Eurodollar Loans	Applicable Basis Points for Base Rate Loans
Greater than or equal to 2.50 to 1.00	115.0	0.0
Greater than or equal to 2.00 to 1.00 but less than 2.50 to 1.00	100.0	0.0
Greater than or equal to 1.50 to 1.00 but less than 2.00 to 1.00	82.5	0.0
Greater than or equal to 1.00 to 1.00 but less than 1.50 to 1.00	75.0	0.0
Less than 1.00 to 1.00	65.0	0.0

After December 1, 2005, changes to the Applicable Margin shall be effective on the first day of each month following the date upon which Agent should have received, pursuant to Section 5.3(a) and (b) hereof, the Consolidated financial statements of Borrower. The above matrix does not modify or waive, in any respect, the requirements of Section 5.7 hereof, the rights of Agent and the Lenders to charge the Default Rate, or the rights and remedies of Agent and the Lenders pursuant to Articles VII and VIII hereof. Notwithstanding anything herein to the contrary, during any period when Borrower shall have failed to timely deliver the Consolidated financial statements pursuant to Section 5.3(a) or (b) hereof, or the Compliance Certificate pursuant to Section 5.3(c) hereof, until such time as the appropriate Consolidated financial statements and Compliance Certificate are delivered, the Applicable Margin shall be the highest rate per annum indicated in the above pricing grid regardless of the Leverage Ratio at such time.

“Assignment Agreement” shall mean an Assignment and Acceptance Agreement in the form of the attached Exhibit E.

“Authorized Officer” shall mean a Financial Officer or other individual authorized by a Financial Officer in writing (with a copy to Agent) to handle certain administrative matters in connection with this Agreement.

“Base Rate” shall mean a rate per annum equal to the greater of (a) the Prime Rate or (b) one-half of one percent (.50%) in excess of the Federal Funds Effective Rate. Any change in the Base Rate shall be effective immediately from and after such change in the Base Rate.

“Base Rate Loan” shall mean a Revolving Loan described in Section 2.2(a) hereof, that shall be denominated in Dollars and on which Borrower shall pay interest at a rate equal to the Derived Base Rate.

“Borrower” shall mean that term as defined in the first paragraph hereof.

“Borrower Investment Policy” shall mean the investment policy of Borrower as in effect on the Closing Date, attached hereto as Exhibit F, together with such modifications as approved from time to time by the Board of Directors of Borrower.

“Business Day” shall mean any day that is not a Saturday, Sunday or other day on which national banks are authorized or required to close in Cleveland, Ohio, and, if the applicable Business Day relates to a Eurodollar Loan, a day of the year on which dealings in deposits are carried on in the London interbank Eurodollar market.

“Capital Distribution” shall mean a payment made, liability incurred or other consideration given by a Company to any Person that is not a Company, for the purchase, acquisition, redemption, repurchase or retirement of any capital stock or other equity interest of such Company or as a dividend, return of capital or other distribution (other than any stock dividend, stock split or other equity distribution payable only in capital stock or other equity of such Company) in respect of such Company’s capital stock or other equity interest.

“Capitalized Lease Obligations” shall mean obligations of any of the Companies for the payment of rent for any real or personal property under leases or agreements to lease that, in accordance with GAAP, have been or should be capitalized on the books of the lessee and, for purposes hereof, the amount of any such obligation shall be the capitalized amount thereof determined in accordance with GAAP.

“Change in Control” shall mean (a) the acquisition of, or, if earlier, the approval by Borrower’s shareholders or directors of the acquisition of, ownership or voting control, directly or indirectly, beneficially or of record, on or after the Closing Date, by any Person or group (within the meaning of Rule 13d-3 of the SEC under the Securities Exchange Act of 1934, as then in effect), of shares representing more than twenty-five percent (25%) of the aggregate ordinary Voting Power represented by the issued and outstanding capital stock of Borrower; (b) the occupation of a majority of the seats (other than vacant seats) on the board of directors or other governing body of Borrower by Persons who were neither (i) nominated by the board of directors or other governing body of Borrower nor (ii) appointed by directors so nominated; or (c) the occurrence of a change in control, or other similar provision, as defined in any Material Indebtedness Agreement.

“Closing Date” shall mean the effective date of this Agreement as set forth in the first paragraph of this Agreement.

“Closing Fee Letter” shall mean the Closing Fee Letter among Borrower, Agent and the Lenders, dated as of the Closing Date.

“Code” shall mean the Internal Revenue Code of 1986, as amended, together with the rules and regulations promulgated thereunder.

“Commitment” shall mean the obligation hereunder of the Lenders, during the Commitment Period, to make Loans (including their respective pro rata shares of Swing Loans) and to participate in the issuance of Letters of Credit pursuant to the Revolving Credit Commitment, up to the Total Commitment Amount.

“Commitment Percentage” shall mean, for each Lender, the percentage set forth opposite such Lender’s name under the column headed “Commitment Percentage”, as listed in Schedule 1 hereto.

“Commitment Period” shall mean the period from the Closing Date to November 17, 2010 or such earlier date on which the Commitment shall have been terminated pursuant to Article VIII hereof.

“Companies” shall mean Borrower and all Subsidiaries.

“Company” shall mean Borrower or a Subsidiary.

“Compliance Certificate” shall mean a Compliance Certificate in the form of the attached Exhibit D.

“Consideration” shall mean, in connection with an Acquisition, the aggregate consideration paid, including borrowed funds, cash, the issuance of securities or notes, the assumption or incurring of liabilities (direct or contingent), the payment of consulting fees or fees for a covenant not to compete and any other consideration paid for such Acquisition.

“Consolidated” shall mean the resultant consolidation, without duplication, of the financial statements of Borrower and its Subsidiaries in accordance with GAAP, including principles of consolidation consistent with those applied in preparation of the consolidated financial statements referred to in Section 6.14 hereof.

“Consolidated Capital Expenditures” shall mean, for any period, the amount of capital expenditures of Borrower, as determined on a Consolidated basis and in accordance with GAAP.

“Consolidated Depreciation and Amortization Charges” shall mean, for any period, the aggregate of all depreciation and amortization charges for fixed assets, leasehold improvements and general intangibles (excluding goodwill) of Borrower for such period, as determined on a Consolidated basis and in accordance with GAAP.

“Consolidated EBITDAR” shall mean, for any period, as determined on a Consolidated basis and in accordance with GAAP, Consolidated Net Earnings for such period plus the aggregate amounts deducted in determining such Consolidated Net Earnings in respect of (a) Consolidated Interest Expense, (b) Consolidated Income Tax Expense, (c) Consolidated Depreciation and Amortization Charges, (d) (i) extraordinary or unusual non-cash losses not incurred in the ordinary course of business but that were counted in the net income calculation for such period, minus (ii) extraordinary or unusual non-cash gains not incurred in the ordinary course of business but that were counted in the net income calculation for such period, and (e) Consolidated Rent Expense.

“Consolidated Fixed Charges” shall mean, for any period, as determined on a Consolidated basis and in accordance with GAAP, the aggregate of (a) Consolidated Interest Expense (including, without limitation, the “imputed interest” portion of capital leases, synthetic leases and asset securitizations, if any), (b) Consolidated Income Tax Expense paid in cash, (c) Consolidated Rent Expense, (d) current maturities of long-term Indebtedness (excluding the Loans and Letters of Credit), and (e) Capital Distributions.

“Consolidated Funded Indebtedness” shall mean, at any date, all Indebtedness (including, but not limited to, current, long-term and Subordinated Indebtedness, if any) of Borrower, as determined on a Consolidated basis and in accordance with GAAP.

“Consolidated Income Tax Expense” shall mean, for any period, all provisions for taxes based on the gross or net income of Borrower (including, without limitation, any additions to such taxes, and any penalties and interest with respect thereto), and all franchise taxes of Borrower, as determined on a Consolidated basis and in accordance with GAAP.

“Consolidated Interest Expense” shall mean, for any period, the interest expense of Borrower for such period, as determined on a Consolidated basis and in accordance with GAAP.

“Consolidated Net Earnings” shall mean, for any period, the net income (loss) of Borrower for such period, as determined on a Consolidated basis and in accordance with GAAP.

“Consolidated Net Worth” shall mean, at any date, the stockholders’ equity of Borrower, determined as of such date on a Consolidated basis and in accordance with GAAP.

“Consolidated Rent Expense” shall mean, for any period, as determined on a Consolidated basis and in accordance with GAAP, the amount of (a) all fixed rental expenses of Borrower arising under all operating leases of real property for such period, less (b) any sublease (operating) rents received by Borrower for such period for the sublease to persons other than Affiliates of any such real property. In the case of any lease or sublease covering both real property and personal property, the component of rental expense or rental income relating to the personal property (other than fixtures) shall be excluded from the determination of Consolidated Rent Expense.

“Control Agreement” shall mean a Deposit Account Control Agreement or a Securities Account Control Agreement.

“Controlled Group” shall mean a Company and each Person required to be aggregated with a Company under Code Section 414(b), (c), (m) or (o).

“Credit Event” shall mean the making by the Lenders of a Loan, the conversion by the Lenders of a Base Rate Loan to a Eurodollar Loan, the continuation by the Lenders of a Eurodollar Loan after the end of the applicable Interest Period, the making by the Swing Line Lender of a Swing Loan, or the issuance by the Fronting Lender of a Letter of Credit.

“Credit Party” shall mean Borrower and any Subsidiary or other Affiliate that is a Guarantor of Payment.

“Default” shall mean an event or condition that constitutes, or with the lapse of any applicable grace period or the giving of notice or both would constitute, an Event of Default, and that has not been waived by the Required Lenders (or, if applicable, all of the Lenders) in writing.

“Default Rate” shall mean (a) with respect to any Loan, a rate per annum equal to two percent (2%) in excess of the rate otherwise applicable thereto, and (b) with respect to any other amount, if no underlying rate is specified or available, a rate per annum equal to two percent (2%) in excess of the Derived Base Rate from time to time in effect.

“Deposit Account Control Agreement” shall mean each Deposit Account Control Agreement among a Credit Party, Agent and a depository institution, substantially in the form of the attached Exhibit J, executed and delivered to Agent, for the benefit of the Lenders on or after the Closing Date, as the same may from time to time be amended, restated or otherwise modified or replaced.

“Derived Base Rate” shall mean a rate per annum equal to the sum of the Applicable Margin (from time to time in effect) for Base Rate Loans plus the Base Rate.

“Derived Eurodollar Rate” shall mean a rate per annum equal to the sum of the Applicable Margin (from time to time in effect) for Eurodollar Loans plus the Eurodollar Rate.

“Derived Swing Loan Rate” shall mean a rate per annum equal to (a) Agent’s cost of funds as quoted to Borrower by Agent and agreed to by Borrower, plus (b) the Applicable Margin (from time to time in effect) applicable to Eurodollar Loans.

“Disposition” shall mean the lease, transfer or other disposition of assets (whether in one or more transaction) by a Company, other than a sale, lease, transfer or other disposition made by a Company in the ordinary course of business.

“Dollar” or the sign $ shall mean lawful money of the United States of America.

“Domestic Subsidiary” shall mean a Subsidiary that is not a Foreign Subsidiary.

“Dormant Subsidiary” shall mean a Company that (a) is not a Credit Party, (b) has aggregate assets of less than Five Hundred Thousand Dollars ($500,000), (c) has aggregate sales of less than Five Hundred Thousand Dollars ($500,000) during each fiscal year of Borrower, and (d) has no direct or indirect Subsidiaries with aggregate assets or sales for all such Subsidiaries of more than Five Hundred Thousand Dollars ($500,000).

“Eligible Transferee” shall mean a commercial bank, financial institution or other “accredited investor” (as defined in SEC Regulation D) that is not Borrower, a Subsidiary or an Affiliate.

“Environmental Laws” shall mean all provisions of law (including the common law), statutes, ordinances, codes, rules, guidelines, policies, procedures, orders-in-council, regulations, permits, licenses, judgments, writs, injunctions, decrees, orders, awards and standards promulgated by a Governmental Authority or by any court, agency, instrumentality, regulatory authority or commission of any of the foregoing concerning environmental health or safety and protection of, or regulation of the discharge of substances into, the environment.

“ERISA” shall mean the Employee Retirement Income Security Act of 1974, as amended from time to time, and the regulations promulgated pursuant thereto.

“ERISA Event” shall mean (a) the imposition of an excise tax or the assessment of liability on a Company or of the imposition of a Lien on the assets of a Company; (b) the engagement by a Controlled Group member in a non-exempt “prohibited transaction” (as defined under ERISA Section 406 or Code Section 4975) or a breach of a fiduciary duty under ERISA that could result in liability to a Company; (c) the application by a Controlled Group member for a waiver from the minimum funding requirements of Code Section 412 or ERISA Section 302 or a Controlled Group member is required to provide security under Code Section 401(a)(29) or ERISA Section 307; (d) the occurrence of a Reportable Event with respect to any Pension Plan as to which notice is required to be provided to the PBGC; (e) the withdrawal by a Controlled Group member from a Multiemployer Plan in a “complete withdrawal” or a “partial withdrawal” (as such terms are defined in ERISA Sections 4203 and 4205, respectively); (f) the reorganization under ERISA Section 4241 of a Multiemployer Plan involving a Controlled Group; (g) the failure of an ERISA Plan (and any related trust) that is intended to be qualified under Code Sections 401 and 501 to be so qualified or the failure of any “cash or deferred arrangement” under any such ERISA Plan to meet the requirements of Code Section 401(k); (h) the taking by the PBGC of any steps to terminate a Pension Plan or appoint a trustee to administer a Pension Plan, or the taking by a Controlled Group member of any steps to terminate a Pension Plan in a “distressed termination” as described in ERISA; (i) the failure by a Controlled Group member or an ERISA Plan to satisfy any requirements of law applicable to an ERISA Plan; (j) the commencement, existence or threatening of a claim, action, suit, audit or investigation with respect to an ERISA Plan, other than a routine claim for benefits; or (k) any incurrence by or any expectation of the incurrence by a Controlled Group member of any liability for post-retirement benefits under any Welfare Plan, other than as required by ERISA Section 601, et. seq. or Code Section 4980B.

“ERISA Plan” shall mean an “employee benefit plan” (within the meaning of ERISA Section 3(3)) that a Controlled Group member at any time sponsors, maintains, contributes to, has liability with respect to or has an obligation to contribute to such plan.

“Eurocurrency Liabilities” shall have the meaning assigned to that term in Regulation D of the Board of Governors of the Federal Reserve System, as in effect from time to time.

“Eurodollar” shall mean a Dollar denominated deposit in a bank or branch outside of the United States.

“Eurodollar Loan” shall mean a Revolving Loan described in Section 2.2(a) hereof, that shall be denominated in Dollars and on which Borrower shall pay interest at a rate based upon the Eurodollar Rate.

“Eurodollar Rate” shall mean, with respect to a Eurodollar Loan, for any Interest Period, a rate per annum equal to the quotient obtained (rounded upwards, if necessary, to the nearest 1/16th of 1%) by dividing (a) the rate of interest, determined by Agent in accordance with its usual procedures (which determination shall be conclusive absent manifest error) as of approximately 11:00 A.M. (London time) two Business Days prior to the beginning of such Interest Period pertaining to such Eurodollar Loan, as listed on British Bankers Association Interest Rate LIBOR 01 or 02 as provided by Reuters (or, if for any reason such rate is unavailable from Reuters, from any other similar company or service that provides rate quotations comparable to those currently provided by Reuters) as the rate in the London interbank market for Dollar deposits in immediately available funds with a maturity comparable to such Interest Period, provided that, in the event that such rate quotation is not available for any reason, then the Eurodollar Rate shall be the average (rounded upward to the nearest 1/16th of 1%) of the per annum rates at which deposits in immediately available funds in Dollars for the relevant Interest Period and in the amount of the Eurodollar Loan to be disbursed or to remain outstanding during such Interest Period, as the case may be, are offered to Agent (or an affiliate of Agent, in Agent’s discretion) by prime banks in any Eurodollar market reasonably selected by Agent, determined as of 11:00 A.M. (London time) (or as soon thereafter as practicable), two Business Days prior to the beginning of the relevant Interest Period pertaining to such Eurodollar Loan hereunder; by (b) 1.00 minus the Reserve Percentage.

“Event of Default” shall mean an event or condition that shall constitute an event of default as defined in Article VII hereof.

“Excluded Taxes” shall mean net income taxes (and franchise taxes imposed in lieu of net income taxes) and business and occupation taxes imposed in the State of Washington that are imposed on Agent or a Lender by any Governmental Authority located in the jurisdiction where Agent or such Lender is organized or in a state of the United States where such Lender maintains a lending office.

“Existing Letter of Credit” shall mean that term as defined in Section 2.2(b)(vi) hereof.

“Federal Funds Effective Rate” shall mean, for any day, the rate per annum (rounded upward to the nearest one one-hundredth of one percent (1/100 of 1%)) announced by the Federal Reserve Bank of New York (or any successor) on such day as being the weighted average of the rates on overnight federal funds transactions arranged by federal funds brokers on the previous trading day, as computed and announced by such Federal Reserve Bank (or any successor) in substantially the same manner as such Federal Reserve Bank computes and announces the weighted average it refers to as the “Federal Funds Effective Rate” as of the Closing Date.

“Financial Officer” shall mean any of the following officers: chief executive officer, president, chief financial officer or vice president-controller. Unless otherwise qualified, all references to a Financial Officer in this Agreement shall refer to a Financial Officer of Borrower.

“Fixed Charge Coverage Ratio” shall mean, as determined for the most recently completed four fiscal quarters of Borrower, on a Consolidated basis and in accordance with GAAP, the ratio of (a) (i) Consolidated EBITDAR, minus (ii) Consolidated Capital Expenditures, to (b) Consolidated Fixed Charges; provided, however, that (A) with respect to any Acquisition, Borrower shall make pro forma adjustments in the calculation of the Fixed Charge Coverage Ratio using the historical financial information of the division or entity acquired, and (B) with respect to any Disposition or a division or entity, Borrower shall make pro forma adjustments in the calculation of the Fixed Charge Coverage Ratio using the historical financial information of the disposed division or entity; but, in each case of (A) or (B), only so long as Borrower shall have provided to Agent and the Lenders sufficient written evidence to support such pro forma adjustments, in form and substance satisfactory to Agent.

“Foreign Subsidiary” shall mean a Subsidiary that is organized outside of the United States.

“Fronting Lender” shall mean, (a) as to any Letter of Credit transaction hereunder, Agent as issuer of the Letter of Credit, or, in the event that Agent either shall be unable to issue or shall agree that another Lender may issue a Letter of Credit, such other Lender as shall agree to issue the Letter of Credit in its own name, but on behalf of the Lenders hereunder; or (b) as to any Existing Letter of Credit, U.S. Bank National Association.

“GAAP” shall mean generally accepted accounting principles in the United States as then in effect, which shall include the official interpretations thereof by the Financial Accounting Standards Board, applied on a basis consistent with the past accounting practices and procedures of Borrower.

“Governmental Authority” shall mean any nation or government, any state, province or territory or other political subdivision thereof, any governmental agency, department, authority, instrumentality, regulatory body, court, central bank or other governmental entity exercising executive, legislative, judicial, taxing, regulatory or administrative functions of or pertaining to government, any securities exchange.

“Guarantor” shall mean a Person that shall have pledged its credit or property in any manner for the payment or other performance of the indebtedness, contract or other obligation of another and includes (without limitation) any guarantor (whether of payment or of collection), surety, co-maker, endorser or Person that shall have agreed conditionally or otherwise to make any purchase, loan or investment in order thereby to enable another to prevent or correct a default of any kind.

“Guarantor of Payment” shall mean each of the Companies designated a “Guarantor of Payment” on Schedule 2 hereto, each of which is executing and delivering a Guaranty of Payment, and any other Domestic Subsidiary that shall be required to deliver a Guaranty of Payment to Agent subsequent to the Closing Date pursuant to Section 5.20(a) hereof.

“Guaranty of Payment” shall mean each Guaranty of Payment, substantially in the form of the attached Exhibit H, executed and delivered on or after the Closing Date in connection with this Agreement by the Guarantors of Payment, as the same may from time to time be amended, restated or otherwise modified or replaced.

“Hedge Agreement” shall mean any (a) hedge agreement, interest rate swap, cap, collar or floor agreement, or other interest rate management device entered into by a Company with any Person in connection with any Indebtedness of such Company, or (b) currency swap agreement, forward currency purchase agreement or similar arrangement or agreement designed to protect against fluctuations in currency exchange rates entered into by a Company.

“Indebtedness” shall mean, for any Company (excluding in all cases trade payables payable in the ordinary course of business by such Company), without duplication, (a) all obligations to repay borrowed money, direct or indirect, incurred, assumed, or guaranteed, (b) all obligations for the deferred purchase price of capital assets, (c) all obligations under conditional sales or other title retention agreements, (d) all obligations (contingent or otherwise) under any letter of credit or banker’s acceptance, (e) all net obligations under any currency swap agreement, interest rate swap, cap, collar or floor agreement or other interest rate management device or any Hedge Agreement, (f) all synthetic leases, (g) all lease obligations that have been or should be capitalized on the books of such Company in accordance with GAAP, (h) all obligations of such Company with respect to asset securitization financing programs to the extent that there is recourse against such Company or such Company is liable (contingent or otherwise) under any such program, (i) all obligations to advance funds to, or to purchase assets, property or services from, any other Person in order to maintain the financial condition of such Person, (j) all indebtedness of any partnership in which such Company is a general partner that would otherwise satisfy the definition of Indebtedness, (k) any other transaction (including forward sale or purchase agreements) having the commercial effect of a borrowing of money entered into by such Company to finance its operations or capital requirements, and (l) any guaranty of any obligation described in subparts (a) through (k) hereof.

“Interest Adjustment Date” shall mean the last day of each Interest Period.

“Interest Period” shall mean, with respect to a Eurodollar Loan, the period commencing on the date such Eurodollar Loan is made and ending on the last day of such period, as selected by Borrower pursuant to the provisions hereof, and, thereafter (unless, with respect to a Eurodollar Loan, such Eurodollar Loan is converted to a Base Rate Loan), each subsequent period commencing on the last day of the immediately preceding Interest Period and ending on the last day of such period, as selected by Borrower pursuant to the provisions hereof. The duration of each Interest Period for a Eurodollar Loan shall be one month, two months, three months or six months, in each case as Borrower may select upon notice, as set forth in Section 2.5 hereof; provided that if Borrower shall fail to so select the duration of any Interest Period for a Eurodollar Loan at least three Business Days prior to the Interest Adjustment Date applicable to such Eurodollar Loan, Borrower shall be deemed to have converted such Eurodollar Loan to a Base Rate Loan at the end of the then current Interest Period.

“Landlord’s Waiver” shall mean a landlord’s waiver or mortgagee’s waiver, substantially in the form of the attached Exhibit L, each in form and substance satisfactory to Agent, delivered by a Company in connection with this Agreement, as such waiver may from time to time be amended, restated or otherwise modified or replaced.

“Letter of Credit” shall mean a standby letter of credit that shall be issued by the Fronting Lender for the account of Borrower or a Guarantor of Payment, including amendments thereto, if any, and shall have an expiration date no later than the earlier of (a) one year after its date of issuance, or (b) thirty (30) days prior to the last day of the Commitment Period.

“Letter of Credit Commitment” shall mean the commitment of the Fronting Lender, on behalf of the Lenders, to issue Letters of Credit in an aggregate face amount of up to Twenty Million Dollars ($20,000,000).

“Letter of Credit Exposure” shall mean, at any time, the sum of (a) the aggregate undrawn amount of all issued and outstanding Letters of Credit, and (b) the aggregate of the draws made on Letters of Credit that have not been reimbursed by Borrower or converted to a Revolving Loan pursuant to Section 2.2(b)(iv) hereof.

“Leverage Ratio” shall mean, as determined on a Consolidated basis and in accordance with GAAP, the ratio of (a) the sum of (i) Consolidated Funded Indebtedness (as of the last day of the most recently completed fiscal quarter of Borrower), plus (ii) six times the Consolidated Rent Expense (for the most recently completed four fiscal quarters of Borrower), to (b) Consolidated EBITDAR (for the most recently completed four fiscal quarters of Borrower); provided, however, that (A) with respect to any Acquisition, Borrower shall make pro forma adjustments in the calculation of the Leverage Ratio using the historical financial information of the acquired entity for the relevant periods, and (B) with respect to any Disposition, Borrower shall make pro forma adjustments in the calculation of the Leverage Ratio using the historical financial information of the disposed entity; but, in each case of (A) or (B), only so long as Borrower shall have provided to Agent and the Lenders sufficient written evidence to support such pro forma adjustments, in form and substance satisfactory to Agent.

“Lien” shall mean any mortgage, deed of trust, security interest, lien (statutory or other), charge, assignment, hypothecation, encumbrance on, pledge or deposit of, or conditional sale, leasing (other than operating leases), sale with a right of redemption or other title retention agreement and the vendor-lessor’s interest under any capitalized lease with respect to any property (real or personal) or asset.

“Loan” shall mean a Revolving Loan or a Swing Loan granted to Borrower by the Lenders in accordance with Section 2.2(a) or (c) hereof.

“Loan Documents” shall mean, collectively, this Agreement, each Note, each Guaranty of Payment, all documentation relating to each Letter of Credit, each Springing Security Document, the Agent Fee Letter and the Closing Fee Letter, as any of the foregoing may from time to time be amended, restated or otherwise modified or replaced, and any other document delivered pursuant thereto.

“Material Adverse Effect” shall mean a material adverse effect on (a) the business, operations, property, condition (financial or otherwise) or prospects of Borrower, (b) the business, operations, property, condition (financial or otherwise) or prospects of the Companies taken as a whole, (c) the ability of any Credit Party to perform its obligations under any Loan Document, or (d) the validity or enforceability of this Agreement or any of the other Loan Documents or the ability to judicially enforce payment of the principal of or interest on any Loan or any guaranty thereof or security therefor, or any other material rights or remedies of Agent or the Lenders hereunder or thereunder.

“Material Indebtedness Agreement” shall mean any debt instrument, lease (capital, operating or otherwise), guaranty, contract, commitment, agreement or other arrangement evidencing any Indebtedness of any Company or the Companies in excess of the amount of Five Million Dollars ($5,000,000).

“Maximum Amount” shall mean, for each Lender, the amount set forth opposite such Lender’s name under the column headed “Maximum Amount” as set forth on Schedule 1 hereto, subject to decreases determined pursuant to Section 2.9 hereof and assignments of interests pursuant to Section 10.10 hereof; provided, however, that the Maximum Amount for the Swing Line Lender shall exclude the Swing Line Commitment (other than its pro rata share), and the Maximum Amount of the Fronting Lender shall exclude the Letter of Credit Commitment (other than its pro rata share).

“Maximum Rate” shall mean that term as defined in Section 2.3(d) hereof.

“Multiemployer Plan” shall mean a Pension Plan that is subject to the requirements of Subtitle E of Title IV of ERISA.

“Non-Credit Party Exposure” shall mean the aggregate amount, incurred on or after the Closing Date, of loans by a Credit Party to, investments by a Credit Party in, guaranties by a Credit Party of Indebtedness of, and Letters of Credit issued to or for the benefit of, a Foreign Subsidiary.

“Note” shall mean a Revolving Credit Note or the Swing Line Note, or any other promissory note delivered pursuant to this Agreement.

“Notice of Loan” shall mean a Notice of Loan in the form of the attached Exhibit C.

“Obligations” shall mean, collectively, (a) all Indebtedness and other obligations incurred by Borrower to Agent, the Fronting Lender, the Swing Line Lender, or any Lender pursuant to this Agreement and the other Loan Documents, and includes the principal of and interest on all Loans and all obligations pursuant to Letters of Credit, (b) each extension, renewal or refinancing of the foregoing, in whole or in part, (c) the facility and other fees and any prepayment fees payable hereunder, (d) all fees and charges in connection with Letters of Credit, and (e) all Related Expenses.

“Organizational Documents” shall mean, with respect to any Person (other than an individual), such Person’s Articles (Certificate) of Incorporation, operating agreement or equivalent formation documents, and Regulations (Bylaws), or equivalent governing documents, and any amendments to any of the foregoing.

“Other Taxes” shall mean any and all present or future stamp or documentary taxes or any other excise, ad valorem or property taxes, goods and services taxes, harmonized sales taxes and other sales taxes, use taxes, value added taxes, charges or similar taxes or levies arising from any payment made hereunder or from the execution, delivery or enforcement of, or otherwise with respect to, this Agreement or any other Loan Document.

“Participant” shall mean that term as defined in Section 10.11 hereof.

“Patriot Act” shall mean Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001, USA Patriot Act, Title III of Pub. L. 107-56, signed into law October 26, 2001, as amended from time to time.

“PBGC” shall mean the Pension Benefit Guaranty Corporation, or its successor.

“Pension Plan” shall mean an ERISA Plan that is a “pension plan” (within the meaning of ERISA Section 3(2)).

“Permitted Foreign Subsidiary Loans and Investments” shall mean:

(a) the investments by Borrower or a Domestic Subsidiary in a Foreign Subsidiary, existing as of the Closing Date and set forth on Schedule 5.11 hereto;

(b) the loans by Borrower or a Domestic Subsidiary to a Foreign Subsidiary, in such amounts existing as of the Closing Date and set forth on Schedule 5.11 hereto;

(c) any investment by a Foreign Subsidiary in, or loan from a Foreign Subsidiary to, or guaranty from a Foreign Subsidiary of Indebtedness of, a Company;

(d) any obligations among Borrower and its Subsidiaries, or any thereof, for sales of inventory (as that term is defined in the Uniform Commercial Code, as in effect from time to time in Ohio) in the ordinary course of business; and

(e) any Non-Credit Party Exposure (exclusive of the amounts permitted under subparts (a), (b), (c) and (d) hereof) with respect to a Foreign Subsidiary, not otherwise permitted under this definition, up to the aggregate amount of Five Hundred Thousand Dollars ($500,000) for such Foreign Subsidiary so long as the Non-Credit Party Exposure to all Foreign Subsidiaries incurred pursuant to this subpart (d) does not exceed the aggregate amount of One Million Dollars ($1,000,000) at any time outstanding.

“Permitted Investment” shall mean an investment of a Company in the stock (or other debt or equity instruments) of a Person (other than a Company), so long as (a) the Company making the investment is a Credit Party; and (b) the aggregate amount of all such investments of all Companies does not exceed, at any time, an aggregate amount of Five Million Dollars ($5,000,000).

“Person” shall mean any individual, sole proprietorship, partnership, joint venture, unincorporated organization, corporation, limited liability company, unlimited liability company, institution, trust, estate, government or other agency or political subdivision thereof or any other entity.

“Pledge Agreement” shall mean each of the Pledge Agreements, substantially in the form of the attached Exhibit I, relating to the Pledged Securities, executed and delivered to Agent, for the benefit of the Lenders, by Borrower or a Guarantor of Payment, as applicable, dated as of the Closing Date, and any other such Pledge Agreement executed by any other Subsidiary on or after the Closing Date, as any of the foregoing may from time to time be amended, restated or otherwise modified or replaced.

“Pledged Securities” shall mean all of the shares of capital stock or other equity interest of a Subsidiary of Borrower (other than Foreign Subsidiaries of Dashamerica, Inc.), whether now owned or hereafter acquired or created, and all proceeds thereof; provided, however, that Pledged Securities (a) shall only include up to sixty-five percent (65%) of the shares of capital stock or other equity interest of any first-tier Foreign Subsidiary, and (b) shall not include the shares of capital stock or other equity interests of any lower-tier Foreign Subsidiary. Schedule 3 hereto lists, as of the Closing Date, all of the Pledged Securities.

“Prime Rate” shall mean the interest rate established from time to time by Agent as Agent’s prime rate, whether or not such rate shall be publicly announced; the Prime Rate may not be the lowest interest rate charged by Agent for commercial or other extensions of credit. Each change in the Prime Rate shall be effective immediately from and after such change.

“Register” shall mean that term as described in Section 10.10(i) hereof.

“Regularly Scheduled Payment Date” shall mean the last day of each March, June, September and December of each year.

“Related Business” shall mean the development, manufacture, purchase and resale of, or provision of goods or services related to, fitness, nutrition or apparel, and related activities.

“Related Expenses” shall mean all reasonable costs, liabilities and expenses (including, without limitation, losses, damages, penalties, claims, actions, attorneys’ fees, legal expenses, judgments, suits and disbursements) (a) incurred by Agent, or imposed upon or asserted against Agent or any Lender in any attempt by Agent and the Lenders to (i) obtain, preserve, perfect or enforce any Loan Document or any security interest evidenced by any Loan Document; (ii) obtain payment, performance or observance of any and all of the Obligations; or (iii) maintain, insure, audit, collect, preserve, repossess or dispose of any of the collateral securing the Obligations or any part thereof, including, without limitation, costs and expenses for appraisals, assessments and audits of any Company or any such collateral; or (b) incidental or related to (a) above, including, without limitation, interest thereupon from the date incurred, imposed or asserted until paid at the Default Rate.

“Related Writing” shall mean each Loan Document and any other assignment, mortgage, security agreement, guaranty agreement, subordination agreement, financial statement, audit report or other writing furnished by any Credit Party, or any of its officers, to Agent or the Lenders pursuant to or otherwise in connection with this Agreement.

“Reportable Event” shall mean any of the events described in Section 4043 of ERISA except where notice is waived by the PBGC.

“Required Lenders” shall mean the holders of at least fifty-one percent (51%) of the Total Commitment Amount, or, if there is any borrowing hereunder, the holders of at least fifty-one percent (51%) of the aggregate amount of the Revolving Credit Exposure (excluding the Swing Line Exposure); provided that, if there shall be two or more Lenders, Required Lenders shall constitute at least two Lenders.

“Requirement of Law” shall mean, as to any Person, any law, treaty, rule or regulation or determination or policy statement or interpretation of an arbitrator or a court or other Governmental Authority, in each case applicable to or binding upon such Person or any of its property.

“Reserve Percentage” shall mean for any day that percentage (expressed as a decimal) that is in effect on such day, as prescribed by the Board of Governors of the Federal Reserve System (or any successor) for determining the maximum reserve requirement (including, without limitation, all basic, supplemental, marginal and other reserves and taking into account any transitional adjustments or other scheduled changes in reserve requirements) for a member bank of the Federal Reserve System in Cleveland, Ohio, in respect of Eurocurrency Liabilities. The Eurodollar Rate shall be adjusted automatically on and as of the effective date of any change in the Reserve Percentage.

“Responsible Officer” shall mean a chief executive officer or chief financial officer of a Company.

“Restricted Payment” shall mean, with respect to any Company, any amount paid by such Company in repayment, redemption, retirement or repurchase, directly or indirectly, of any Subordinated Indebtedness.

“Revolving Credit Commitment” shall mean the obligation hereunder, during the Commitment Period, of (a) each Lender to make Revolving Loans up to the Maximum Amount for such Lender, (b) the Fronting Lender to issue and each Lender to participate in Letters of Credit pursuant to the Letter of Credit Commitment, and (c) the Swing Line Lender to make and each Lender to participate in Swing Loans pursuant to the Swing Line Commitment.

“Revolving Credit Exposure” shall mean, at any time, the sum of (a) the aggregate principal amount of all Revolving Loans outstanding, (b) the Swing Line Exposure, and (c) the Letter of Credit Exposure.

“Revolving Credit Note” shall mean a Revolving Credit Note executed and delivered pursuant to Section 2.4(a) hereof.

“Revolving Loan” shall mean a Loan granted to Borrower by the Lenders in accordance with Section 2.2(a) hereof.

“SEC” shall mean the United States Securities and Exchange Commission, or any governmental body or agency succeeding to any of its principal functions.

“Secured Obligations” shall mean, collectively, (a) the Obligations, and (b) all obligations and liabilities of the Companies owing to Lenders under Hedge Agreements.

“Securities Account Control Agreement” shall mean each Securities Account Control Agreement among a Credit Party, Agent and a broker, substantially in the form of the attached Exhibit K, executed and delivered to Agent, for the benefit of the Lenders on or after the Closing Date, as the same may from time to time be amended, restated or otherwise modified or replaced.

“Security Agreement” shall mean each Security Agreement, substantially in the form of the attached Exhibit G, executed and delivered by Borrower and each Guarantor of Payment in favor of Agent, for the benefit of the Lenders, dated as of the Closing Date, and any other such Security Agreement executed on or after the Closing Date, for the benefit of the Lenders, as the same may from time to time be amended, restated or otherwise modified or replaced.

“Springing Security Documents” shall mean each Security Agreement, each Pledge Agreement, each Control Agreement, each Landlord’s Waiver and any other document pursuant to which any Lien is granted by a Company to Agent, for the benefit of the Lenders, as security for the Secured Obligations, or any part thereof, and each other agreement executed in connection with any of the foregoing, as any of the foregoing may from time to time be amended, restated or otherwise modified or replaced.

“Subordinated” shall mean, as applied to Indebtedness, Indebtedness that shall have been subordinated (by written terms or written agreement being, in either case, in form and substance satisfactory to Agent and the Required Lenders) in favor of the prior payment in full of the Obligations.

“Subsidiary” shall mean (a) a corporation more than fifty percent (50%) of the Voting Power of which is owned, directly or indirectly, by Borrower or by one or more other subsidiaries of Borrower or by Borrower and one or more subsidiaries of Borrower, (b) a partnership, limited liability company or unlimited liability company of which Borrower, one or more other subsidiaries of Borrower or Borrower and one or more subsidiaries of Borrower, directly or indirectly, is a general partner or managing member, as the case may be, or otherwise has an ownership interest greater than fifty percent (50%) of all of the ownership interests in such partnership, limited liability company or unlimited liability company, or (c) any other Person (other than a corporation, partnership, limited liability company or unlimited liability company) in which Borrower, one or more other subsidiaries of Borrower and one or more subsidiaries of Borrower, directly or indirectly, has at least a majority interest in the Voting Power or the power to elect or direct the election of a majority of directors or other governing body of such Person.

“Swing Line Commitment” shall mean the commitment of the Swing Line Lender to make Swing Loans to Borrower up to the aggregate amount at any time outstanding of Ten Million Dollars ($10,000,000).

“Swing Line Exposure” shall mean, at any time, the aggregate principal amount of all Swing Loans outstanding.

“Swing Line Lender” shall mean KeyBank National Association, as holder of the Swing Line Commitment.

“Swing Line Note” shall mean the Swing Line Note executed and delivered pursuant to Section 2.4(b) hereof.

“Swing Loan” shall mean a loan granted to Borrower by the Swing Line Lender under the Swing Line Commitment, in accordance with Section 2.2(c) hereof.

“Swing Loan Maturity Date” shall mean, with respect to any Swing Loan, the earlier of (a) fifteen (15) days after the date such Swing Loan is made, or (b) the last day of the Commitment Period.

“Syndication Agent” shall mean that term as defined in the first paragraph hereof.

“Taxes” shall mean any and all present or future taxes of any kind, including but not limited to, levies, imposts, duties, surtaxes, charges, fees, deductions or withholdings now or hereafter imposed, levied, collected, withheld or assessed by any Governmental Authority (together with any interest, penalties, fines, additions to taxes or similar liabilities with respect thereto) other than Excluded Taxes.

“Total Commitment Amount” shall mean Sixty-Five Million Dollars ($65,000,000).

“Triggering Event Date” shall mean the earlier of (a) the first date that the Leverage Ratio is equal to or greater than 2.00 to 1.00, or (b) the date that an Event of Default occurs.

“U.C.C. Financing Statement” shall mean a financing statement filed or to be filed in accordance with the Uniform Commercial Code, as in effect from time to time, in the relevant state or states.

“Voting Power” shall mean, with respect to any Person, the exclusive ability to control, through the ownership of shares of capital stock, partnership interests, membership interests or otherwise, the election of members of the board of directors or other similar governing body of such Person. The holding of a designated percentage of Voting Power of a Person means the ownership of shares of capital stock, partnership interests, membership interests or other interests of such Person sufficient to control exclusively the election of that percentage of the members of the board of directors or similar governing body of such Person.

“Welfare Plan” shall mean an ERISA Plan that is a “welfare plan” within the meaning of ERISA Section 3(l).

Section 1.2. Accounting Terms. Any accounting term not specifically defined in this Article I shall have the meaning ascribed thereto by GAAP.

Section 1.3. Terms Generally. The foregoing definitions shall be applicable to the singular and plurals of the foregoing defined terms.

ARTICLE II. AMOUNT AND TERMS OF CREDIT

Section 2.1. Amount and Nature of Credit.

(a) Subject to the terms and conditions of this Agreement, the Lenders, during the Commitment Period and to the extent hereinafter provided, shall make Loans to Borrower, participate in Swing Loans made by the Swing Line Lender to Borrower, and issue or participate in Letters of Credit at the request of Borrower, in such aggregate amount as Borrower shall request pursuant to the Commitment; provided, however, that in no event shall the Revolving Credit Exposure be in excess of the Total Commitment Amount.

(b) Each Lender, for itself and not one for any other, agrees to make Loans, participate in Swing Loans, and issue or participate in Letters of Credit, during the Commitment Period, on such basis that, immediately after the completion of any borrowing by Borrower or the issuance of a Letter of Credit:

(i) the aggregate outstanding principal amount of Loans made by such Lender (other than Swing Loans made by the Swing Line Lender), when combined with such Lender’s pro rata share, if any, of the Letter of Credit Exposure and the Swing Line Exposure, shall not be in excess of the Maximum Amount for such Lender; and

(ii) the aggregate outstanding principal amount of Loans (other than Swing Loans) made by such Lender shall represent that percentage of the aggregate principal amount then outstanding on all Loans (other than Swing Loans) that shall be such Lender’s Commitment Percentage.

Each borrowing (other than Swing Loans which shall be risk participated on a pro rata basis) from the Lenders shall be made pro rata according to the respective Commitment Percentages of the Lenders.

(c) The Loans may be made as Revolving Loans as described in Section 2.2(a) hereof and as Swing Loans as described in Section 2.2(c) hereof, and Letters of Credit may be issued in accordance with Section 2.2(b) hereof.

Section 2.2. Revolving Credit.

(a) Revolving Loans. Subject to the terms and conditions of this Agreement, during the Commitment Period, the Lenders shall make a Revolving Loan or Revolving Loans to Borrower in such amount or amounts as Borrower may from time to time request, but not exceeding in aggregate principal amount at any time outstanding hereunder the Total Commitment Amount, when such Revolving Loans are combined with the Letter of Credit Exposure and the Swing Line Exposure. Borrower shall have the option, subject to the terms and conditions set forth herein, to borrow Revolving Loans, maturing on the last day of the Commitment Period, by means of any combination of Base Rate Loans or Eurodollar Loans. Subject to the provisions of this Agreement, Borrower shall be entitled under this Section 2.2(a) to borrow funds, repay the same in whole or in part and re-borrow hereunder at any time and from time to time during the Commitment Period.

(b) Letters of Credit.

(i) Generally. Subject to the terms and conditions of this Agreement, during the Commitment Period, the Fronting Lender shall, in its own name, on behalf of the Lenders, issue such Letters of Credit for the account of a Credit Party, as Borrower may from time to time request. Borrower shall not request any Letter of Credit (and the Fronting Lender shall not be obligated to issue any Letter of Credit) if, after giving effect thereto, (A) the Letter of Credit Exposure would exceed the Letter of Credit Commitment or (B) the Revolving Credit Exposure would exceed the Total Commitment Amount. The issuance of each Letter of Credit shall confer upon each Lender the benefits and liabilities of a participation consisting of an undivided pro rata interest in the Letter of Credit to the extent of such Lender’s Commitment Percentage.

(ii) Request for Letter of Credit. Each request for a Letter of Credit shall be delivered to Agent (and to the Fronting Lender, if the Fronting Lender is a Lender other than Agent) by an Authorized Officer not later than 10:00 A.M. (Pacific time) three

Business Days prior to the day upon which the Letter of Credit is to be issued. Each such request shall be in a form acceptable to Agent (and the Fronting Lender, if the Fronting Lender is a Lender other than Agent) and shall specify the face amount thereof, the account party, the beneficiary, the intended date of issuance, the expiry date thereof, and the nature of the transaction to be supported thereby. Concurrently with each such request, Borrower, and any Guarantor of Payment for whose account the Letter of Credit is to be issued, shall execute and deliver to the Fronting Lender an appropriate application and agreement, being in the standard form of the Fronting Lender for such letters of credit, as amended to conform to the provisions of this Agreement if required by Agent. Agent shall give the Fronting Lender and each Lender notice of each such request for a Letter of Credit.

(iii) Standby Letters of Credit. With respect to each Letter of Credit and the drafts thereunder, if any, whether issued for the account of Borrower or any other Credit Party, Borrower agrees to (A) pay to Agent, for the pro rata benefit of the Lenders, a non-refundable commission based upon the face amount of such Letter of Credit, which shall be paid quarterly in arrears, on each Regularly Scheduled Payment Date, at the rate of the Applicable Margin for Eurodollar Loans (in effect on the Regularly Scheduled Payment Date) multiplied by the face amount of such Letter of Credit; (B) pay to Agent, for the sole benefit of the Fronting Lender that is issuing or has issued such Letter of Credit, an additional Letter of Credit fee, which shall be paid on each date that such Letter of Credit shall be issued, amended or renewed at the rate of one-eighth percent (1/8%) of the face amount of such Letter of Credit; and (C) pay to Agent, for the sole benefit of the Fronting Lender that is issuing or has issued such Letter of Credit, such other issuance, amendment, negotiation, draw, acceptance, telex, courier, postage and similar transactional fees as are generally charged by the Fronting Lender of such Letter of Credit under its fee schedule as in effect from time to time.

(iv) Refunding of Letters of Credit with Revolving Loans. Whenever a Letter of Credit shall be drawn, Borrower shall immediately reimburse Agent for the amount drawn. Agent will forward such payment to the Fronting Lender on the Letter of Credit that was drawn. In the event that the amount drawn shall not have been reimbursed to Agent by Borrower on the date of the drawing of such Letter of Credit, Borrower shall be deemed to have requested a Revolving Loan, subject to the provisions of Sections 2.2(a) and 2.5 hereof, in the amount drawn. Such Revolving Loan shall be evidenced by the Revolving Credit Notes (or, if a Lender has not requested a Revolving Credit Note, by the records of Agent and such Lender). Each Lender agrees to make a Revolving Loan on the date of such notice, subject to no conditions precedent whatsoever. Each Lender acknowledges and agrees that its obligation to make a Revolving Loan pursuant to Section 2.2(a) hereof when required by this Section 2.2(b)(iv) shall be absolute and unconditional and shall not be affected by any circumstance whatsoever, including, without limitation, the occurrence and continuance of a Default or Event of Default, and that its payment to Agent, for the account of the Fronting Lender, of the proceeds of such Revolving Loan shall be made without any offset, abatement, recoupment, counterclaim, withholding or reduction whatsoever and whether or not such Lender’s Revolving Credit Commitment shall have been reduced or terminated. Borrower irrevocably authorizes and instructs Agent to apply the proceeds of any borrowing pursuant to this Section 2.2(b)(iv) to reimburse, in full (other than the Fronting Lender’s pro rata share of such borrowing), the Fronting Lender for the amount drawn on such Letter of Credit. Each such Revolving Loan shall be deemed to be a Base Rate Loan unless otherwise requested by and available to Borrower hereunder. Each Lender is hereby authorized to record on its records relating to its Revolving Credit Note (or, if such Lender has not requested a Revolving Credit Note, its records relating to Revolving Loans) such Lender’s pro rata share of the amounts paid and not reimbursed on the Letters of Credit.

(v) Participation in Letters of Credit. If, for any reason, Agent (and the Fronting Lender if the Fronting Lender is a Lender other than Agent) shall be unable to or, in the opinion of Agent, it shall be impracticable to, convert any Letter of Credit to a Revolving Loan pursuant to the preceding subsection, Agent (and the Fronting Lender if the Fronting Lender is a Lender other than Agent) shall have the right to request that each Lender purchase a participation in the amount due with respect to such Letter of Credit, and Agent shall promptly notify each Lender thereof (by facsimile or telephone, confirmed in writing). Upon such notice, but without further action, the Fronting Lender hereby agrees to grant to each Lender, and each Lender hereby agrees to acquire from the Fronting Lender, an undivided participation interest in the amount due with respect to such Letter of Credit in an amount equal to such Lender’s Commitment Percentage of the principal amount due with respect to such Letter of Credit. In consideration and in furtherance of the foregoing, each Lender hereby absolutely and unconditionally agrees, upon receipt of notice as provided above, to pay to Agent, for the account of the Fronting Lender, such Lender’s ratable share of the amount due with respect to such Letter of Credit (determined in accordance with such Lender’s Commitment Percentage). Each Lender acknowledges and agrees that its obligation to acquire participations in the amount due under any Letter of Credit that is drawn but not reimbursed by Borrower pursuant to this subsection (v) shall be absolute and unconditional and shall not be affected by any circumstance whatsoever, including, without limitation, the occurrence and continuance of a Default or Event of Default, and that each such payment shall be made without any offset, abatement, recoupment, counterclaim, withholding or reduction whatsoever and whether or not such Lender’s Revolving Credit Commitment shall have been reduced or terminated. Each Lender shall comply with its obligation under this subsection (v) by wire transfer of immediately available funds, in the same manner as provided in Section 2.5 hereof with respect to Revolving Loans. Each Lender is hereby authorized to record on its records such Lender’s pro rata share of the amounts paid and not reimbursed on the Letters of Credit. In addition, each Lender agrees to risk participate in the Existing Letters of Credit as provided in subsection (vi) below.

(vi) Existing Letters of Credit. Schedule 2.2 hereto contains a description of all letters of credit issued by a Lender for the account of a Credit Party and outstanding on, and to continue in effect after, the Closing Date. Each such letter of credit issued by a bank that is or becomes a Lender under this Agreement on the Closing Date (each, an “Existing Letter of Credit”) shall constitute a “Letter of Credit” for all purposes of this Agreement, issued, for purposes of Section 2.2(b) hereof, on the Closing Date. Borrower, Agent and the Lenders hereby agree that, from and after such date, the terms of this Agreement shall apply to the Existing Letters of Credit, superseding any other agreement theretofore applicable to them to the extent inconsistent with the terms hereof (including but not limited to the fees payable under subsection (iii) above). Notwithstanding anything to the contrary in any reimbursement agreement applicable to the Existing Letters of Credit, the fees payable in connection with each Existing Letter of Credit shall accrue from the Closing Date at the rate provided in Section 2.2(b)(iii) hereof, and shall be shared with the Lenders in accordance with subsection (iii) above.

(c) Swing Loans.

(i) Generally. Subject to the terms and conditions of this Agreement, during the Commitment Period, the Swing Line Lender shall make a Swing Loan or Swing Loans to Borrower in such amount or amounts as Borrower, through an Authorized Officer, may from time to time request; provided that Borrower shall not request any Swing Loan if, after giving effect thereto, (A) the Revolving Credit Exposure would exceed the Total Commitment Amount, or (B) the Swing Line Exposure would exceed the Swing Line Commitment. Such request shall be made in accordance with Section 2.5 hereof. At the time of such request, Agent shall provide a quote for the proposed interest rate for the requested Swing Loan. Upon agreement by Borrower (which may be verbal), Agent shall make the Swing Loan. Each Swing Loan shall be due and payable on the Swing Loan Maturity Date applicable thereto. Borrower shall not request that more than two Swing Loans be outstanding at any time.

(ii) Refunding of Swing Loans. If the Swing Line Lender so elects, by giving notice to Borrower and the Lenders, Borrower agrees that the Swing Line Lender shall have the right, in its sole discretion, to require that any Swing Loan be refinanced as a Revolving Loan. Such Revolving Loan shall be a Base Rate Loan unless otherwise requested by and available to Borrower hereunder. Upon receipt of such notice by Borrower and the Lenders, Borrower shall be deemed, on such day, to have requested a Revolving Loan in the principal amount of the Swing Loan in accordance with Sections 2.2(a) and 2.5 hereof (other than the requirement set forth in Section 2.5(d) hereof). Such Revolving Loan shall be evidenced by the Revolving Credit Notes (or, if a Lender has not requested a Revolving Credit Note, by the records of Agent and such Lender). Each Lender agrees to make a Revolving Loan on the date of such notice, subject to no conditions precedent whatsoever. Each Lender acknowledges and agrees that such Lender’s obligation to make a Revolving Loan pursuant to Section 2.2(a) hereof when required by this Section 2.2(c)(ii) is absolute and unconditional and shall not be affected by any circumstance whatsoever, including, without limitation, the occurrence and continuance of a Default or Event of Default, and that its payment to Agent, for the account of the Swing Line Lender, of the proceeds of such Revolving Loan shall be made without any offset, abatement, recoupment, counterclaim, withholding or reduction whatsoever and whether or not such Lender’s Revolving Credit Commitment shall have been reduced or terminated. Borrower irrevocably authorizes and instructs Agent to apply the proceeds of any borrowing pursuant to this Section 2.2(c)(ii) to repay in full such Swing Loan. Each Lender is hereby authorized to record on its records relating to its Revolving Credit Note (or, if such Lender has not requested a Revolving Credit Note, its records relating to Revolving Loans) such Lender’s pro rata share of the amounts paid to refund such Swing Loan.

(iii) Participation in Swing Loans. If, for any reason, Agent is unable to or, in the opinion of Agent, it is impracticable to, convert any Swing Loan to a Revolving Loan pursuant to the preceding Section 2.2(c)(ii), then on any day that a Swing Loan is outstanding (whether before or after the maturity thereof), Agent shall have the right to request that each Lender purchase a participation in such Swing Loan, and Agent shall promptly notify each Lender thereof (by facsimile or telephone, confirmed in writing). Upon such notice, but without further action, the Swing Line Lender hereby agrees to grant to each Lender, and each Lender hereby agrees to acquire from the Swing Line Lender, an undivided participation interest in such Swing Loan in an amount equal to such Lender’s Commitment Percentage of the principal amount of such Swing Loan. In consideration and in furtherance of the foregoing, each Lender hereby absolutely and unconditionally agrees, upon receipt of notice as provided above, to pay to Agent, for the benefit of the Swing Line Lender, such Lender’s ratable share of such Swing Loan (determined in accordance with such Lender’s Commitment Percentage). Each Lender acknowledges and agrees that its obligation to acquire participations in Swing Loans pursuant to this Section 2.2(c)(iii) is absolute and unconditional and shall not be affected by any circumstance whatsoever, including, without limitation, the occurrence and continuance of a Default or an Event of Default, and that each such payment shall be made without any offset, abatement, recoupment, counterclaim, withholding or reduction whatsoever and whether or not such Lender’s Revolving Credit Commitment shall have been reduced or terminated. Each Lender shall comply with its obligation under this Section 2.2(c)(iii) by wire transfer of immediately available funds, in the same manner as provided in Section 2.5 hereof with respect to Revolving Loans to be made by such Lender.

Section 2.3. Interest.

(a) Revolving Loans.

(i) Base Rate Loan. Borrower shall pay interest on the unpaid principal amount of a Base Rate Loan outstanding from time to time from the date thereof until paid at the Derived Base Rate from time to time in effect. Interest on such Base Rate Loan shall be payable, commencing December 31, 2005, and on each Regularly Scheduled Payment Date thereafter and at the maturity thereof.

(ii) Eurodollar Loans. Borrower shall pay interest on the unpaid principal amount of each Eurodollar Loan outstanding from time to time, fixed in advance on the first day of the Interest Period applicable thereto through the last day of the Interest Period applicable thereto (but subject to changes in the Applicable Margin for Eurodollar Loans), at the Derived Eurodollar Rate. Interest on such Eurodollar Loan shall be payable on each Interest Adjustment Date with respect to an Interest Period (provided that if an Interest Period shall exceed three months, the interest must be paid every three months, commencing three months from the beginning of such Interest Period).

(b) Swing Loans. Borrower shall pay interest to Agent, for the sole benefit of the Swing Line Lender (and any Lender that shall have purchased a participation in such Swing Loan), on the unpaid principal amount of each Swing Loan outstanding from time to time from the date thereof until paid at a fixed rate equal to the Derived Swing Loan Rate applicable to such Swing Loan. Interest on each Swing Loan shall be payable on the Swing Loan Maturity Date applicable thereto. Each Swing Loan shall bear interest for a minimum of one day.

(c) Default Rate. Anything herein to the contrary notwithstanding, if an Event of Default shall occur, (i) the principal of each Loan and the unpaid interest thereon shall bear interest, until paid, at the Default Rate, (ii) the fee for the aggregate undrawn amount of all issued and outstanding Letters of Credit shall be increased by two percent (2%) in excess of the rate otherwise applicable thereto, and (iii) in the case of any other amount not paid when due from Borrower hereunder or under any other Loan Document, such amount shall bear interest at the Default Rate.

(d) Limitation on Interest. Notwithstanding anything to the contrary contained in any Loan Document, the interest paid or agreed to be paid under the Loan Documents shall not exceed the maximum rate of non-usurious interest permitted by applicable law (the “Maximum Rate”). If Agent or any Lender shall receive interest in an amount that exceeds the Maximum Rate, the excess interest shall be applied to the principal of the Loans or, if it exceeds such unpaid principal, refunded to Borrower. In determining whether the interest contracted for, charged, or received by Agent or a Lender exceeds the Maximum Rate, such Person may, to the extent permitted by applicable law, (i) characterize any payment that is not principal as an expense, fee, or premium rather than interest, (ii) exclude voluntary prepayments and the effects thereof, and (iii) amortize, prorate, allocate, and spread in equal or unequal parts the total amount of interest throughout the contemplated term of the Obligations.

Section 2.4. Evidence of Indebtedness.

(a) Revolving Loans. Upon request of a Lender, to evidence the obligation of Borrower to repay the Revolving Loans made by such Lender and to pay interest thereon, Borrower shall execute a Revolving Credit Note in the form of the attached Exhibit A, payable to the order of such Lender in the principal amount of its Revolving Credit Commitment, or, if less, the aggregate unpaid principal amount of Revolving Loans made by such Lender; provided, however, that failure of a Lender to request a Revolving Credit Note shall in no way detract from Borrower’s obligations to such Lender hereunder.

(b) Swing Loan. Upon request of the Swing Line Lender, to evidence the obligation of Borrower to repay the Swing Loans and to pay interest thereon, Borrower shall execute a Swing Line Note in the form of the attached Exhibit B, and payable to the order of the Swing Line Lender in the principal amount of the Swing Line Commitment, or, if less, the aggregate unpaid principal amount of Swing Loans made by the Swing Line Lender; provided, however, that failure of the Swing Line Lender to request a Swing Line Note shall in no way detract from Borrower’s obligations to the Swing Line Lender hereunder.

Section 2.5. Notice of Credit Event; Funding of Loans.

(a) Notice of Credit Event. Borrower, through an Authorized Officer, shall provide to Agent a Notice of Loan prior to (i) 10:00 A.M. (Pacific time) on the proposed date of borrowing or conversion of any Base Rate Loan, (ii) 10:00 A.M. (Pacific time) three Business Days prior to the proposed date of borrowing, conversion or continuation of any Eurodollar Loan, and (iii) 11:00 A.M. (Pacific time) on the proposed date of borrowing of any Swing Loan. Borrower shall comply with the notice provisions set forth in Section 2.2(b)(ii) hereof with respect to Letters of Credit.

(b) Funding of Loans. Agent shall notify each Lender of the date, amount and Interest Period (if applicable) promptly upon the receipt of a Notice of Loan, and, in any event, by 1:00 P.M. (Pacific time) on the date such Notice of Loan is received. On the date that the Credit Event set forth in such Notice of Loan is to occur, each such Lender shall provide to Agent, not later than 2:00 P.M. (Pacific time), the amount in Dollars, in federal or other immediately available funds, required of it. If Agent shall elect to advance the proceeds of such Loan prior to receiving funds from such Lender, Agent shall have the right, upon prior notice to Borrower, to debit any account of Borrower or otherwise receive such amount from Borrower, on demand, in the event that such Lender shall fail to reimburse Agent in accordance with this subsection. Agent shall also have the right to receive interest from such Lender at the Federal Funds Effective Rate in the event that such Lender shall fail to provide its portion of the Loan on the date requested and Agent shall elect to provide such funds.

(c) Conversion of Loans. At the request of Borrower to Agent, subject to the notice and other provisions of this Section 2.5, the Lenders shall convert a Base Rate Loan to one or more Eurodollar Loans at any time and shall convert a Eurodollar Loan to a Base Rate Loan on any Interest Adjustment Date applicable thereto. Swing Loans may be converted by the Swing Line Lender to Revolving Loans in accordance with Section 2.2(c)(ii) hereof.

(d) Minimum Amount. Each request for:

(i) a Base Rate Loan shall be in an amount of not less than One Million Dollars ($1,000,000), increased by increments of Five Hundred Thousand Dollars ($500,000);

(ii) a Eurodollar Loan shall be in an amount of not less than Five Million Dollars ($5,000,000), increased by increments of One Million Dollars ($1,000,000); and

(iii) a Swing Loan shall be in an amount of not less than Five Hundred Thousand Dollars ($500,000).

(e) Interest Periods. Borrower shall not request that Eurodollar Loans be outstanding for more than eight different Interest Periods at the same time.

Section 2.6. Payment on Loans and Other Obligations.

(a) Payments Generally. Each payment made hereunder by a Credit Party shall be made without any offset, abatement, recoupment, counterclaim, withholding or reduction whatsoever.

(b) Payments from Borrower. All payments (including prepayments) to Agent of the principal of or interest on each Loan or other payment, including but not limited to principal, interest, fees or any other amount owed by Borrower under this Agreement, shall be made in Dollars. All payments described in this subsection (b) shall be remitted to Agent, at the address of Agent for notices referred to in Section 10.4 hereof for the account of the Lenders (or the Fronting Lender or the Swing Line Lender, as appropriate) not later than 10:00 A.M. (Pacific time) on the due date thereof in immediately available funds. Any such payments received by Agent after 10:00 A.M. (Pacific time) shall be deemed to have been made and received on the next Business Day.

(c) Payments to Lenders. Upon Agent’s receipt of payments hereunder, Agent shall immediately distribute to each Lender its ratable shares, if any, of the amount of principal, interest, and facility and other fees received by Agent for the account of such Lender. Payments received by Agent shall be delivered to the Lenders in Dollars in immediately available funds. As among Borrower and the Lenders, immediately available funds received by Agent that Agent is to distribute to the Lenders shall be deemed received by the appropriate Lenders on receipt of such funds by Agent. Each Lender shall record any principal, interest or other payment, the principal amounts of Base Rate Loans, Eurodollar Loans, Swing Loans and Letters of Credit, all prepayments and the applicable dates, including Interest Periods, with respect to the Loans made, and payments received by such Lender, by such method as such Lender may generally employ; provided, however, that failure to make any such entry shall in no way detract from the obligations of Borrower under this Agreement or any Note. The aggregate unpaid amount of Loans, types of Loans, Interest Periods and similar information with respect to the Loans and Letters of Credit set forth on the records of Agent shall be rebuttably presumptive evidence with respect to such information, including the amounts of principal, interest and fees owing to each Lender.

(d) Timing of Payments. Whenever any payment to be made hereunder, including, without limitation, any payment to be made on any Loan, shall be stated to be due on a day that is not a Business Day, such payment shall be made on the next Business Day and such extension of time shall in each case be included in the computation of the interest payable on such Loan; provided, however, that, with respect to a Eurodollar Loan, if the next Business Day shall fall in the succeeding calendar month, such payment shall be made on the preceding Business Day and the relevant Interest Period shall be adjusted accordingly.

Section 2.7. Prepayment.

(a) Right to Prepay. Borrower shall have the right at any time or from time to time to prepay, on a pro rata basis for all of the Lenders (except with respect to Swing Loans that have not been funded by the other Lenders, which shall be paid to the Swing Line Lender), all or any part of the principal amount of the Loans, as designated by Borrower. Such payment shall include interest accrued on the amount so prepaid to the date of such prepayment and any amount payable under Article III hereof with respect to the amount being prepaid. Prepayments of Base Rate Loans shall be without any premium or penalty, other than any prepayment fees, penalties or other charges that may be contained in any Hedge Agreement.

(b) Notice of Prepayment. Borrower shall give Agent notice of prepayment of a Base Rate Loan or Swing Loan by no later than 10:00 A.M. (Pacific time) on the Business Day such prepayment is to be made and written notice of the prepayment of any Eurodollar Loan not later than 11:00 A.M. (Pacific time) three Business Days before the Business Day on which such prepayment is to be made.

(c) Minimum Amount. Each prepayment of a Eurodollar Loan shall be in the principal amount of not less than the lesser of the entire outstanding principal balance thereof or Five Million Dollars ($5,000,000), or, with respect to a Swing Loan, the principal balance of such Swing Loan, except in the case of a mandatory payment pursuant to Section 2.11 or Article III hereof.

Section 2.8. Facility and Other Fees; Reduction of Commitment.

(a) Facility Fee. Borrower shall pay to Agent, for the ratable account of the Lenders, as a consideration for the Commitment, a facility fee from the Closing Date to and including the last day of the Commitment Period, payable quarterly, at a rate per annum equal to (i) the Applicable Facility Fee Rate in effect on the payment date, multiplied by (ii) the average daily Total Commitment Amount in effect during such quarter. The facility fee shall be payable in arrears, on December 31, 2005 and continuing on each Regularly Scheduled Payment Date thereafter, and on the last day of the Commitment Period.

(b) Agent Fee. Borrower shall pay to Agent, for its sole benefit, the fees set forth in the Agent Fee Letter.

Section 2.9. Reduction of Commitment. Borrower may at any time and from time to time permanently reduce in whole or ratably in part the Total Commitment Amount to an amount not less than the then existing Revolving Credit Exposure, by giving Agent not fewer than three Business Days’ (or thirty (30) days if the Commitment is to be reduced or terminated in its entirety) written notice of such reduction, provided that any such partial reduction shall be in an aggregate amount, for all of the Lenders, of not less than Ten Million Dollars ($10,000,000), increased by increments of One Million Dollars ($1,000,000). Agent shall promptly notify each Lender of the date of each such reduction and such Lender’s proportionate share thereof. After each such reduction, the facility fees payable hereunder shall be calculated upon the Total Commitment Amount as so reduced. If Borrower reduces to zero the Revolving Credit Commitment, on the effective date of such reduction (Borrower having prepaid in full the unpaid principal balance, if any, of the Loans, together with all interest and facility and other fees accrued and unpaid, and provided that no Letter of Credit Exposure or Swing Line Exposure shall exist), all of the Notes shall be delivered to Agent marked “Canceled” and Agent shall redeliver such Notes to Borrower. Any partial reduction in the Total Commitment Amount shall be effective during the remainder of the Commitment Period.

Section 2.10. Computation of Interest and Fees. Interest on Loans and facility and other fees and charges hereunder shall be computed on the basis of a year having three hundred sixty (360) days and calculated for the actual number of days elapsed.

Section 2.11. Mandatory Payments.

(a) If, at any time, the Revolving Credit Exposure shall exceed the Total Commitment Amount as then in effect, Borrower shall, as promptly as practicable, but in no event later than the next Business Day, pay an aggregate principal amount of the Revolving Loans sufficient to bring the Revolving Credit Exposure within the Total Commitment Amount.

(b) If, at any time, the Swing Line Exposure shall exceed the Swing Line Commitment, Borrower shall, as promptly as practicable, but in no event later than the next Business Day, prepay an aggregate principal amount of the Swing Loans sufficient to bring the Swing Line Exposure within the Swing Line Commitment.

(c) Unless otherwise designated by Borrower, each prepayment pursuant to Section 2.11(a) hereof shall be applied in the following order (i) first, on a pro rata basis for the Lenders, to outstanding Base Rate Loans, and (ii) second, on a pro rata basis for the Lenders, to outstanding Eurodollar Loans (to Eurodollar Loans with the earliest Interest Adjustment Dates first), provided that if the outstanding principal amount of any Eurodollar Loan shall be reduced to an amount less than the minimum amount set forth in Section 2.5 hereof as a result of such prepayment, then such Eurodollar Loan shall be converted into a Base Rate Loan on the date of such prepayment. Any prepayment of a Eurodollar Loan or Swing Loan pursuant to this Section 2.11 shall be subject to the prepayment penalties set forth in Article III hereof.

Section 2.12. Springing Security Interest.

(a) Generally. On the Closing Date, Borrower and each Guarantor of Payment shall execute and deliver to Agent, for the benefit of the Lenders, the Springing Security Documents required to be delivered pursuant to Section 4.2 hereof. Agent and the Lenders acknowledge that the Springing Security Documents will be held in escrow by Agent and that any Lien granted by Borrower or a Guarantor of Payment in the Springing Security Documents shall not be effective until the Triggering Event Date.

(b) Automatic and Retroactive Effect. On the Triggering Event Date the Springing Security Documents shall be automatically released from escrow and be fully effective retroactively as of the Closing Date, without Agent or any Lender taking any action or providing notice of any kind to Borrower or any Guarantor of Payment.

(c) Perfection of Security Interests of Agent and the Lenders. At any time on or after the Triggering Event Date, Agent shall be authorized to take all such action (including, but not limited to, filing U.C.C. Financing Statements and other appropriate filings in the appropriate filing offices) that Agent, in its reasonable judgment deems advisable under the circumstances, in order to perfect the Liens granted to Agent, for the benefit of the Lenders, pursuant to the Springing Security Documents. Borrower hereby authorizes Agent to take such action and make such filings, on behalf of itself and each Guarantor of Payment, on or after the Triggering Event Date, without providing notice of any kind to Borrower or any Guarantor of Payment. Borrower shall pay all filing and recording fees and taxes in connection with the filing or recordation of such U.C.C. Financing Statements and security interests and shall immediately reimburse Agent therefore if Agent pays the same. Such amounts shall be Related Expenses hereunder. After the Triggering Event Date, Borrower and each Guarantor of Payment agree to execute such additional security documents and take such additional action, promptly upon request of Agent, as Agent shall deem necessary or appropriate in order to create or perfect a Lien in favor of Agent, for the benefit of the Lenders, in any property of any Credit Party in which a Lien is required to be granted to Agent, for the benefit of the Lenders, pursuant to any of the Loan Documents. The provisions in this Section 2.12 shall control over the provisions of the Springing Security Documents.

ARTICLE III. ADDITIONAL PROVISIONS RELATING TO

EURODOLLAR LOANS; INCREASED CAPITAL; TAXES

Section 3.1. Requirements of Law.

(a) If, after the Closing Date, (i) the adoption of or any change in any Requirement of Law or in the interpretation or application thereof or (ii) the compliance by any Lender with any request or directive (whether or not having the force of law) from any central bank or other Governmental Authority:

(A) shall subject any Lender to any tax of any kind whatsoever with respect to this Agreement, any Letter of Credit or any Eurodollar Loan made by it, or change the basis of taxation of payments to such Lender in respect thereof (except for Excluded Taxes, and for other Taxes which are governed by Section 3.2 hereof);

(B) shall impose, modify or hold applicable any reserve, special deposit, compulsory loan or similar requirement against assets held by, deposits or other liabilities in or for the account of, advances, loans or other extensions of credit by, or any other acquisition of funds by, any office of such Lender that is not otherwise included in the determination of the Eurodollar Rate; or

(C) shall impose on such Lender any other condition;

and the result of any of the foregoing is to increase the cost to such Lender of making, converting into, continuing or maintaining Eurodollar Loans or issuing or participating in Letters of Credit, or to reduce any amount receivable hereunder in respect thereof, then, in any such case, Borrower shall pay to such Lender, promptly after receipt of a written request therefor, any additional amounts necessary to compensate such Lender for such increased cost or reduced amount receivable. If any Lender becomes entitled to claim any additional amounts pursuant to this subsection (a), such Lender shall promptly notify Borrower (with a copy to Agent) of the event by reason of which it has become so entitled.

(b) If any Lender shall have determined that, after the Closing Date, the adoption of or any change in any Requirement of Law regarding capital adequacy or in the interpretation or application thereof or compliance by such Lender or any corporation controlling such Lender with any request or directive regarding capital adequacy (whether or not having the force of law) from any Governmental Authority shall have the effect of reducing the rate of return on such Lender’s or such corporation’s capital as a consequence of its obligations hereunder, or under or in respect of any Letter of Credit, to a level below that which such Lender or such corporation could have achieved but for such adoption, change or compliance (taking into consideration the policies of such Lender or corporation with respect to capital adequacy), then from time to time, upon submission by such Lender to Borrower (with a copy to Agent) of a written request therefor (which shall include the method for calculating such amount), Borrower shall promptly pay or cause to be paid to such Lender such additional amount or amounts as will compensate such Lender for such reduction.

(c) A certificate as to any additional amounts payable pursuant to this Section 3.1 submitted by any Lender to Borrower (with a copy to Agent) shall be conclusive absent manifest error. In determining any such additional amounts, such Lender may use any reasonable method of averaging and attribution that it shall deem applicable or appropriate. The obligations of Borrower pursuant to this Section 3.1 shall survive the termination of this Agreement and the payment of the Loans and all other amounts payable hereunder.

Section 3.2. Taxes.

(a) All payments made by any Credit Party under any Loan Document shall be made free and clear of, and without deduction or withholding for or on account of any Taxes or Other Taxes. If any Taxes or Other Taxes are required to be deducted or withheld from any amounts payable to Agent or any Lender thereunder, the amounts so payable to Agent or such Lender shall be increased to the extent necessary to yield to Agent or such Lender (after deducting, withholding and payment of all Taxes and Other Taxes) interest or any such other amounts payable hereunder at the rates or in the amounts specified in the Loan Documents.

(b) In addition, the Credit Parties shall pay Taxes and Other Taxes to the relevant Governmental Authority in accordance with applicable law.

(c) Whenever any Taxes or Other Taxes are required to be withheld and paid by a Credit Party, such Credit Party shall timely withhold and pay such taxes to the relevant Governmental Authorities. As promptly as possible thereafter, Borrower shall send to Agent for its own account or for the account of the relevant Lender, as the case may be, a certified copy of an original official receipt received by such Credit Party showing payment thereof or other evidence of payment reasonably acceptable to Agent or such Lender. If such Credit Party shall fail to pay any Taxes or Other Taxes when due to the appropriate Governmental Authority or fails to remit to Agent the required receipts or other required documentary evidence, such Credit Party and Borrower shall indemnify Agent and the appropriate Lenders on demand for any incremental taxes, interest or penalties that may become payable by Agent or such Lender as a result of any such failure.

(d) Each Lender that is not (i) a citizen or resident of the United States of America, (ii) a corporation, partnership or other entity created or organized in or under the laws of the United States of America (or any jurisdiction thereof), or (iii) an estate or trust that is subject to federal income taxation regardless of the source of its income (any such Person, a “Non-U.S. Lender”) shall deliver to Borrower and Agent two copies of either U.S. Internal Revenue Service Form W-8BEN or Form W-8ECI, or, in the case of a Non-U.S. Lender claiming exemption from U.S. federal withholding tax under Section 871(h) or 881(c) of the Code with respect to payments of “portfolio interest”, a statement with respect to such interest and a Form W-8BEN, or any subsequent versions thereof or successors thereto, properly completed and duly executed by such Non-U.S. Lender claiming complete exemption from, or a reduced rate of, U.S. federal withholding tax on all payments by Credit Parties under this Agreement and the other Loan Documents. Such forms shall be delivered by each Non-U.S. Lender on or before the date it becomes a party to this Agreement or such other Loan Document. In addition, each Non-U.S. Lender shall deliver such forms or appropriate replacements promptly upon the obsolescence or invalidity of any form previously delivered by such Non-U.S. Lender. Each Non-U.S. Lender shall promptly notify Borrower at any time it determines that such Lender is no longer in a position to provide any previously delivered certificate to Borrower (or any other form of certification adopted by the U.S. taxing authorities for such purpose).

(e) The agreements in this Section 3.2 shall survive the termination of the Loan Documents and the payment of the Loans and all other amounts payable hereunder.

Section 3.3. Funding Losses. Borrower agrees to indemnify each Lender, promptly after receipt of a written request therefor, and to hold each Lender harmless from, any loss or expense that such Lender may sustain or incur as a consequence of (a) default by Borrower in making a borrowing of, conversion into or continuation of Eurodollar Loans after Borrower has given a notice requesting the same in accordance with the provisions of this Agreement, (b) default by Borrower in making any prepayment of or conversion from Eurodollar Loans after Borrower has given a notice thereof in accordance with the provisions of this Agreement, (c) the making of a prepayment of a Eurodollar Loan on a day that is not the last day of an Interest Period applicable thereto, (d) the making of a prepayment of a Swing Loan on a day that is not the Swing Loan Maturity Date applicable thereto, or (e) any conversion of a Eurodollar Loan to a Base Rate Loan on a day that is not the last day of an Interest Period applicable thereto. Such indemnification shall be in an amount equal to the excess, if any, of (i) the amount of interest that would have accrued on the amounts so prepaid, or not so borrowed, converted or continued, for the period from the date of such prepayment or of such failure to borrow, convert or continue to the last day of such Interest Period (or, in the case of a failure to borrow, convert or continue, the Interest Period that would have commenced on the date of such failure) or the applicable Swing Loan Maturity Date in each case at the applicable rate of interest for such Loans provided for herein over (ii) the amount of interest (as reasonably determined by such Lender) that would have accrued to such Lender on such amount by placing such amount on deposit for a comparable period with leading banks in the appropriate London interbank market, along with any administration fee charged by such Lender. A certificate as to any amounts payable pursuant to this Section 3.3 submitted to Borrower (with a copy to Agent) by any Lender shall be conclusive absent manifest error. The obligations of Borrower pursuant to this Section 3.3 shall survive the termination of this Agreement and the payment of the Loans and all other amounts payable hereunder.

Section 3.4. Change of Lending Office. Each Lender agrees that, upon the occurrence of any event giving rise to the operation of Section 3.1 or 3.2(a) hereof with respect to such Lender, it will, if requested by Borrower, use reasonable efforts (subject to overall policy considerations of such Lender) to designate another lending office (or an affiliate of such Lender, if practical for such Lender) for any Loans affected by such event with the object of avoiding the consequences of such event; provided, that such designation is made on terms that, in the sole judgment of such Lender, cause such Lender and its lending office(s) to suffer no economic, legal or regulatory disadvantage; and provided, further, that nothing in this Section shall affect or postpone any of the obligations of Borrower or the rights of any Lender pursuant to Section 3.1 or 3.2(a) hereof.

Section 3.5. Eurodollar Rate Lending Unlawful; Inability to Determine Rate.

(a) If any Lender shall determine (which determination shall, upon notice thereof to Borrower and Agent, be conclusive and binding on Borrower) that, after the Closing Date, (i) the introduction of or any change in or in the interpretation of any law makes it unlawful, or (ii) any Governmental Authority asserts that it is unlawful, for such Lender to make or continue any Loan as, or to convert (if permitted pursuant to this Agreement) any Loan into, a Eurodollar Loan, the obligations of such Lender to make, continue or convert any such Eurodollar Loan shall, upon such determination, be suspended until such Lender shall notify Agent that the circumstances causing such suspension no longer exist, and all outstanding Eurodollar Loans payable to such Lender shall automatically convert into a Base Rate Loan at the end of the then current Interest Periods with respect thereto or sooner, if required by law or such assertion.

(b) If Agent or the Required Lenders determine that for any reason adequate and reasonable means do not exist for determining the Eurodollar Rate for any requested Interest Period with respect to a proposed Eurodollar Loan, or that the Eurodollar Rate for any requested Interest Period with respect to a proposed Eurodollar Loan does not adequately and fairly reflect the cost to the Lenders of funding such Loan, Agent will promptly so notify Borrower and each Lender. Thereafter, the obligation of the Lenders to make or maintain such Eurodollar Loan shall be suspended until Agent (upon the instruction of the Required Lenders) revokes such notice. Upon receipt of such notice, Borrower may revoke any pending request for a borrowing of, conversion to or continuation of such Eurodollar Loan or, failing that, will be deemed to have converted such request into a request for a borrowing of a Base Rate Loan in the amount specified therein.

ARTICLE IV. CONDITIONS PRECEDENT

Section 4.1. Conditions to Each Credit Event. The obligation of the Lenders, the Fronting Lender and the Swing Line Lender to participate in any Credit Event shall be conditioned, in the case of each Credit Event, upon the following:

(a) all conditions precedent as listed in Section 4.2 hereof required to be satisfied prior to the first Credit Event shall have been satisfied prior to or as of the first Credit Event;

(b) Borrower shall have submitted a Notice of Loan (or with respect to a Letter of Credit, complied with the provisions of Section 2.2(b)(ii) hereof) and otherwise complied with Section 2.5 hereof;

(c) no Default or Event of Default shall then exist or immediately after such Credit Event would exist; and

(d) each of the representations and warranties contained in Article VI hereof shall be true in all material respects as if made on and as of the date of such Credit Event, except to the extent that any thereof expressly relate to an earlier date

Each request by Borrower for a Credit Event shall be deemed to be a representation and warranty by Borrower as of the date of such request as to the satisfaction of the conditions precedent specified in subsections (c) and (d) above.

Section 4.2. Conditions to the First Credit Event. Borrower shall cause the following conditions to be satisfied on or prior to the Closing Date. The obligation of the Lenders, the Fronting Lender and the Swing Line Lender to participate in the first Credit Event is subject to Borrower satisfying each of the following conditions prior to or concurrently with such Credit Event:

(a) Notes. Borrower shall have executed and delivered to Agent for (i) each Lender requesting a Revolving Credit Note, such Lender’s Revolving Credit Note, and (ii) the Swing Line Lender the Swing Line Note, if requested by the Swing Line Lender.

(b) Guaranties of Payment. Each Guarantor of Payment shall have executed and delivered to Agent a Guaranty of Payment.

(c) Springing Security Documents. Borrower and each Guarantor of Payment shall have executed and delivered to Agent, for the benefit of the Lenders, a Security Agreement, a Pledge Agreement (with respect to the Pledged Securities) and Control Agreements (with respect to the deposit and securities accounts set forth in Schedule 6.19 hereto).

(d) Officer’s Certificate, Resolutions, Organizational Documents. Each Credit Party shall have delivered to Agent an officer’s certificate (or comparable domestic or foreign documents) certifying the names of the officers of such Credit Party authorized to sign the Loan Documents, together with the true signatures of such officers and certified copies of (i) the resolutions of the board of directors (or comparable domestic or foreign documents) of such Credit Party evidencing approval of the execution and delivery of the Loan Documents and the execution of other Related Writings to which such Credit Party is a party, and (ii) the Organizational Documents of such Credit Party.

(e) Good Standing and Full Force and Effect Certificates. Borrower shall have delivered to Agent a good standing certificate or full force and effect certificate, as the case may be, for each Credit Party, issued on or about the Closing Date by the Secretary of State in the state or states where such Credit Party is incorporated or formed or qualified as a foreign entity.

(f) Legal Opinion. Borrower shall have delivered to Agent an opinion of counsel for each Credit Party, in form and substance satisfactory to Agent and the Lenders.

(g) Borrower Investment Policy. Borrower shall have delivered to Agent a copy of the Borrower Investment Policy as in effect on the Closing Date.

(h) Agent Fee Letter, Closing Fee Letter and Other Fees. Borrower shall have (i) executed and delivered to Agent the Agent Fee Letter and paid to Agent, for its sole account, the fees stated therein to be due, (ii) executed and delivered to Agent the Closing Fee Letter and paid to Agent, for the benefit of the Lenders, the fees stated therein to be due, and (iii) paid all legal fees and expenses of Agent in connection with the preparation and negotiation of the Loan Documents.

(i) Lien Searches. With respect to the property owned or leased by Borrower and each Guarantor of Payment and any other property securing the Obligations, Borrower shall have caused to be delivered to Agent (i) the results of Uniform Commercial Code lien searches, satisfactory to Agent and the Lenders, (ii) the results of federal and state tax lien and judicial lien searches, satisfactory to Agent and the Lenders, and (iii) Uniform Commercial Code termination statements reflecting termination of all U.C.C. Financing Statements previously filed by any Person and not expressly permitted pursuant to Section 5.9 hereof.

(j) Existing Credit Agreements. Borrower shall have terminated (A) the facility evidenced by the promissory note payable to U.S. Bank National Association, and (B) the Demand Master Promissory Note between Borrower and KeyBank National Association, dated as of August 18, 2005; which terminations shall be deemed to have occurred upon payment in full of all of the Indebtedness outstanding thereunder and termination of the commitments (if any) established therein.

(k) Closing Certificate. Borrower shall have delivered to Agent and the Lenders an officer’s certificate certifying that, as of the Closing Date, (i) all conditions precedent set forth in this Article IV have been satisfied, (ii) no Default or Event of Default exists nor immediately after the first Credit Event will exist, and (iii) each of the representations and warranties contained in Article VI hereof are true and correct as of the Closing Date.

(l) Letter of Direction. Borrower shall have delivered to Agent a letter of direction authorizing Agent, on behalf of the Lenders, to disburse the proceeds of the Loans, which includes the transfer of funds under this Agreement and wire instructions setting forth the locations to which such funds shall be sent.

(m) No Material Adverse Change. No material adverse change, in the opinion of Agent, shall have occurred in the financial condition, operations or prospects of the Companies since June 30, 2005.

(n) Miscellaneous. Borrower shall have provided to Agent and the Lenders such other items and shall have satisfied such other conditions as may be reasonably required by Agent or the Lenders.

Section 4.3. Post-Closing Conditions.

(a) Landlords’ Waivers. Within forty-five (45) days after the Closing Date (unless a longer period is agreed to in writing by Agent), Borrower shall have delivered Landlords’ Waivers to Agent, for the benefit of the Lenders, each in form and substance reasonably satisfactory to Agent, for the locations of Borrower at Portland, Oregon and Bolingbroke, Illinois.

(b) Stock Certificates and Stock Powers. Within thirty (30) days after the Closing Date (unless a longer period is agreed to in writing by Agent), Borrower shall have delivered to Agent, for the benefit of the Lenders, the stock certificates representing the Pledged Securities and corresponding stock transfer powers.

(c) UCC Termination Statements. Within thirty (30) days after the Closing Date (unless a longer period is agreed to in writing by Agent), Borrower shall have delivered to Agent evidence, in form and substance satisfactory to Agent, reflecting the termination of all U.C.C. Financing Statements previsouly filed by U.S. Bank National Association and Bank One, N.A. (n.k.a. JPMorgan Chase Bank, N.A.) with respect to any of the Companies.

ARTICLE V. COVENANTS

Section 5.1. Insurance. Each Company shall (a) maintain insurance to such extent and against such hazards and liabilities as is commonly maintained by Persons similarly situated; and (b) within ten days of any Lender’s written request, furnish to such Lender such information about such Company’s insurance as that Lender may from time to time reasonably request, which information shall be prepared in form and detail satisfactory to such Lender and certified by a Financial Officer of such Company.

Section 5.2. Money Obligations. Each Company shall pay in full (a) prior in each case to the date when penalties would attach, all taxes, assessments and governmental charges and levies (except only those so long as and to the extent that the same shall be contested in good faith by appropriate and timely proceedings and for which adequate provisions have been established in accordance with GAAP) for which it may be or become liable or to which any or all of its properties may be or become subject; (b) all of its material wage obligations to its employees in compliance with the Fair Labor Standards Act (29 U.S.C. §§ 206-207) or any comparable provisions; and (c) all of its other material obligations calling for the payment of money (except only those so long as and to the extent that the same shall be contested in good faith and for which adequate provisions have been established in accordance with GAAP) before such payment becomes overdue.

Section 5.3. Financial Statements and Information.

(a) Quarterly Financials. Borrower shall deliver to Agent and the Lenders, within forty-five (45) days after the end of each of the first three quarter-annual periods of each fiscal year of Borrower, balance sheets of the Companies as of the end of such period and statements of income (loss), stockholders’ equity and cash flow for the quarter and fiscal year to date periods, all prepared on a Consolidated and consolidating basis, in accordance with GAAP, and in form and detail satisfactory to Agent and the Lenders and certified by a Financial Officer of Borrower as fairly presenting the financial condition, results of operations, and cash flows of the Companies in accordance with GAAP, subject to normal year-end audit adjustments and the absence of footnotes.

(b) Annual Audit Report. Borrower shall deliver to Agent and the Lenders, within ninety (90) days after the end of each fiscal year of Borrower, an annual audit report of the Companies for that year prepared on a Consolidated and consolidating basis, in accordance with GAAP, and in form and detail satisfactory to Agent and the Lenders and certified by an independent public accountant satisfactory to Agent, which report shall include balance sheets and statements of income (loss), stockholders’ equity and cash-flow for that period.

(c) Compliance Certificate. Borrower shall deliver to Agent and the Lenders, concurrently with the delivery of the financial statements set forth in subsections (a) and (b) above, a Compliance Certificate.

(d) Shareholder and SEC Documents. Borrower shall notify Agent and the Lenders, as soon as practicable, of the availability of all notices, reports, definitive proxy or other statements and other documents sent by Borrower to its shareholders, to the holders of any of its debentures or bonds or the trustee of any indenture securing the same or pursuant to which they are issued, or sent by Borrower (in final form) to the SEC; provided, however, that such notification shall not be necessary to the extent Borrower provides for automatic notices to be sent to Agent through the SEC website (or similar service) with respect to any notices, reports or other statements filed on such website.

(e) Financial Information of Companies. Borrower shall deliver to Agent and the Lenders, within ten days of the written request of Agent or any Lender, such other information about the financial condition, properties and operations of any Company as Agent or such Lender may from time to time reasonably request, which information shall be submitted in form and detail satisfactory to Agent or such Lender and certified by a Financial Officer of the Company or Companies in question.

Section 5.4. Financial Records. Each Company shall at all times maintain true and complete records and books of account, including, without limiting the generality of the foregoing, appropriate provisions for possible losses and liabilities, all in accordance with GAAP, and at all reasonable times (during normal business hours and upon notice to such

Company) permit Agent or any Lender, or any representative of Agent or such Lender, to examine such Company’s books and records and to make excerpts therefrom and transcripts thereof.

Section 5.5. Franchises; Change in Business.

(a) Each Company (other than a Dormant Subsidiary) shall preserve and maintain at all times its existence, and its rights and franchises necessary for its business, except as otherwise permitted pursuant to Section 5.12 hereof.

(b) No Company shall engage in any business if, as a result thereof, the general nature of the business of the Companies taken as a whole would be substantially changed from a Related Business.

Section 5.6. ERISA, Pension and Benefit Plan Compliance. No Company shall incur any material accumulated funding deficiency within the meaning of ERISA, or any material liability to the PBGC, established thereunder in connection with any ERISA Plan. Borrower shall furnish to the Lenders (a) as soon as possible and in any event within thirty (30) days after any Company knows or has reason to know that any Reportable Event with respect to any ERISA Plan has occurred, a statement of a Financial Officer of such Company, setting forth details as to such Reportable Event and the action that such Company proposes to take with respect thereto, together with a copy of the notice of such Reportable Event given to the PBGC if a copy of such notice is available to such Company, and (b) promptly after receipt thereof a copy of any notice such Company, or any member of the Controlled Group may receive from the PBGC or the Internal Revenue Service with respect to any ERISA Plan administered by such Company; provided, that this latter clause shall not apply to notices of general application promulgated by the PBGC or the Internal Revenue Service. Borrower shall promptly notify the Lenders of any material taxes assessed, proposed to be assessed or that Borrower has reason to believe may be assessed against a Company by the Internal Revenue Service with respect to any ERISA Plan. As used in this Section 5.6, “material” means the measure of a matter of significance that shall be determined as being an amount equal to five percent (5%) of Consolidated Net Worth. As soon as practicable, and in any event within twenty (20) days, after any Company shall become aware that an ERISA Event shall have occurred, such Company shall provide Agent with notice of such ERISA Event with a certificate by a Financial Officer of such Company setting forth the details of the event and the action such Company or another Controlled Group member proposes to take with respect thereto. Borrower shall, at the request of Agent or any Lender, deliver or cause to be delivered to Agent or such Lender, as the case may be, true and correct copies of any documents relating to the ERISA Plan of any Company.

Section 5.7. Financial Covenants.

(a) Leverage Ratio. The Companies shall not suffer or permit at any time the Leverage Ratio to exceed 3.25 to 1.00.

(b) Fixed Charge Coverage Ratio. The Companies shall not suffer or permit at any time the Fixed Charge Coverage Ratio to be less than 1.20 to 1.00.

Section 5.8. Borrowing. No Company shall create, incur or have outstanding any Indebtedness of any kind; provided that this Section 5.8 shall not apply to the following:

(a) the Loans, the Letters of Credit and any other Indebtedness under this Agreement;

(b) any loans granted to or Capitalized Lease Obligations entered into by any Company for the purchase or lease of fixed assets (and refinancings of such loans or Capitalized Lease Obligations), which loans and Capitalized Lease Obligations shall only be secured by the fixed assets being purchased or leased, so long as the aggregate principal amount of all such loans and Capitalized Lease Obligations for all Companies shall not exceed Ten Million Dollars ($10,000,000) at any time outstanding;

(c) the Indebtedness existing on the Closing Date, in addition to the other Indebtedness permitted to be incurred pursuant to this Section 5.8, as set forth in Schedule 5.8 hereto (and any extension, renewal or refinancing thereof so long as the principal amount thereof shall not be increased after the Closing Date);

(d) loans to a Company from a Company so long as each such Company is a Credit Party;

(e) Indebtedness under any Hedge Agreement, so long as such Hedge Agreement shall have been entered into in the ordinary course of business and not for speculative purposes;

(f) Permitted Foreign Subsidiary Loans and Investments; and

(g) other unsecured Indebtedness, in addition to the Indebtedness listed above, so long as no Default or Event of Default shall then exist or immediately thereafter shall begin to exist.

Section 5.9. Liens. No Company shall create, assume or suffer to exist (upon the happening of a contingency or otherwise) any Lien upon any of its property or assets, whether now owned or hereafter acquired; provided that this Section 5.9 shall not apply to the following:

(a) Liens for taxes not yet due or that are being actively contested in good faith by appropriate proceedings and for which adequate reserves shall have been established in accordance with GAAP;

(b) other statutory (including landlord Liens), carrier, warehouse, or maritime Liens incidental to the conduct of its business or the ownership of its property and assets that (i) were not incurred in connection with the borrowing of money or the obtaining of advances or credit, and (ii) do not in the aggregate materially detract from the value of its property or assets or materially impair the use thereof in the operation of its business;

(c) Liens on property or assets of a Subsidiary to secure obligations of such Subsidiary to a Credit Party;

(d) purchase money Liens on fixed assets securing the loans and Capitalized Lease Obligations pursuant to Section 5.8 (b) hereof, provided that such Lien is limited to the purchase price and only attaches to the property being acquired;

(e) the Liens existing on the Closing Date as set forth in Schedule 5.9 hereto and replacements, extensions, renewals, refundings or refinancings thereof, but only to the extent that the principal amount of debt secured thereby shall not be increased;

(f) easements, covenants, license agreements, or other minor defects or irregularities in title or possession of real property not interfering in any material respect with the use of such property in the business of any Company;

(g) Liens on assets of a Company located at a leased facility that have become a fixture to such real property and thus subject to a Lien by the mortgagor of or grantor of a deed of trust on such real property; or

(h) any Lien granted to Agent, for the benefit of the Lenders.

No Company shall enter into any contract or agreement (other than a contract or agreement entered into in connection with the purchase or lease of fixed assets that prohibits Liens on such fixed assets) that would prohibit Agent or the Lenders from acquiring a security interest, mortgage or other Lien on, or a collateral assignment of, any of the property or assets of such Company.

Section 5.10. Regulations T, U and X. No Company shall take any action that would result in any non-compliance of the Loans or Letters of Credit with Regulations T, U or X, or any other applicable regulation, of the Board of Governors of the Federal Reserve System.

Section 5.11. Investments, Loans and Guaranties. No Company shall (a) create, acquire or hold any Subsidiary, (b) make or hold any investment in any stocks, bonds or securities of any kind, (c) be or become a party to any joint venture or other partnership, (d) make or keep outstanding any advance or loan to any Person, or (e) be or become a Guarantor of any kind (other than a Guarantor of Payment under the Loan Documents); provided that this Section 5.11 shall not apply to the following:

(i) any endorsement of a check or other medium of payment for deposit or collection through normal banking channels or similar transaction in the normal course of business;

(ii) any investment in direct obligations of the United States of America or in certificates of deposit issued by a member bank (having capital resources in excess of One Hundred Million Dollars ($100,000,000)) of the Federal Reserve System;

(iii) any investment made in accordance with the Borrower Investment Policy;

(iv) the holding of each of the Subsidiaries listed on Schedule 6.1 hereto, and the creation, acquisition and holding of, and any investment in, any new Subsidiary after the Closing Date so long as such new Subsidiary shall have been created, acquired or held, and investments made, in accordance with the terms and conditions of this Agreement and such Subsidiary shall, if required pursuant to Section 5.20 hereof, promptly become a Guarantor of Payment;

(v) loans to a Company from a Company so long as each such Company is a Credit Party;

(vi) any Permitted Foreign Subsidiary Loans and Investments or Permitted Investment, so long as no Default or Event of Default shall then exist or would result therefrom;

(vii) the holding of any stock or equity interest that has been acquired pursuant to an Acquisition permitted by Section 5.13 hereof; or

(viii) guaranties or indemnifications with respect to leases and purchase money secured financing extended by third parties for the lease or purchase by customers of the Companies’ inventory so long as the aggregate amount all such guaranties and indemnifications under this provision are included in the calculation of Consolidated Funded Indebtedness.

Section 5.12. Merger and Sale of Assets. No Company shall merge, amalgamate or consolidate with any other Person, or sell, lease or transfer or otherwise dispose of any assets to any Person other than in the ordinary course of business, except that, if no Default or Event of Default shall then exist or immediately thereafter shall begin to exist:

(a) any Domestic Subsidiary may merge with (i) Borrower (provided that Borrower shall be the continuing or surviving Person) or (ii) any one or more Guarantors of Payment;

(b) any Domestic Subsidiary may sell, lease, transfer or otherwise dispose of any of its assets to (i) Borrower or (ii) any Guarantor of Payment;

(c) any Foreign Subsidiary may merge or amalgamate with (i) a Credit Party (provided that such Credit Party shall be the continuing or surviving Person), and (ii) a Company that is not a Credit Party;

(d) any Foreign Subsidiary may sell, lease, transfer or otherwise dispose of any of its assets to a Company;

(e) any Company may sell, lease, transfer or otherwise dispose of any assets that are obsolete, out of style or no longer useful in such Company’s business; and

(f) Acquisitions may be effected in accordance with the provisions of Section 5.13 hereof.

Section 5.13. Acquisitions. No Company shall effect an Acquisition; provided, however, that a Credit Party may effect an Acquisition so long as:

(a) in the case of a merger, amalgamation or other combination including Borrower, Borrower shall be the surviving entity;

(b) in the case of a merger, amalgamation or other combination including a Credit Party (other than Borrower), a Credit Party shall be the surviving entity;

(c) the business to be acquired shall be principally in any Related Businesses;

(d) no Default or Event of Default shall exist prior to or after giving effect to such Acquisition;

(e) Borrower shall have provided to Agent and the Lenders, at least ten (10) days prior to such Acquisition, historical financial statements of the target entity as provided by the target entity and a pro forma financial statement of the Companies accompanied by a certificate of a Financial Officer of Borrower showing pro forma compliance with Sections 5.7 and 5.13(h) hereof, both before and after the proposed Acquisition; provided, however, that, if the Acquisition price (in cash, securities, debt assumption, or other consideration) does not exceed Twenty-Five Million Dollars ($25,000,000), such financial statements and pro formas may be provided not later than thirty (30) days after consummation of the Acquisition;

(f) such Acquisition is not actively opposed by the board of directors (or similar governing body) of the selling Persons or the Persons whose equity interests are to be acquired; and

(g) the aggregate Consideration paid by the Companies for all Acquisitions (i) shall not exceed the aggregate amount of One Hundred Million Dollars ($100,000,000) during any fiscal year of Borrower, and (ii) shall not exceed the aggregate amount of Two Hundred Fifty Million Dollars ($250,000,000) during the Commitment Period; provided, however, that such limits shall exclude any Consideration paid for Acquisitions completed prior to the Closing Date.

Section 5.14. Notice. Borrower shall cause a Financial Officer of Borrower to promptly notify Agent and the Lenders, in writing, whenever a Default or Event of Default may occur hereunder or any representation or warranty made in Article VI hereof or elsewhere in this Agreement or in any Related Writing may for any reason cease in any material respect to be true and complete.

Section 5.15. Restricted Payments No Company shall make or commit itself to make any Restricted Payment at any time, except that Borrower may make scheduled interest payments on Subordinated Indebtedness so long as no Default or Event of Default shall then exist or immediately thereafter shall begin to exist.

Section 5.16. Environmental Compliance. Each Company shall comply in all material respects with any and all Environmental Laws including, without limitation, all Environmental Laws in jurisdictions in which such Company owns or operates a facility or site, arranges for disposal or treatment of hazardous substances, solid waste or other wastes, accepts for transport any hazardous substances, solid waste or other wastes or holds any interest in real property or otherwise. Borrower shall furnish to the Lenders, promptly after receipt thereof, a copy of any notice such Company may receive from any Governmental Authority or private Person, or otherwise, that any material litigation or proceeding pertaining to any environmental, health or safety matter has been filed or is threatened against such Company, any real property in which such Company holds any interest or any past or present operation of such Company. No Company shall allow any material release or disposal of hazardous waste, solid waste or other wastes on, under or to any real property in which any Company holds any ownership interest or performs any of its operations, in violation of any Environmental Law. As used in this Section 5.16, “litigation or proceeding” means any demand, claim, notice, suit, suit in equity action, administrative action, investigation or inquiry whether brought by any Governmental Authority, private Person or otherwise. Borrower shall defend, indemnify and hold Agent and the Lenders harmless against all costs, expenses, claims, damages, penalties and liabilities of every kind or nature whatsoever (including attorneys’ fees) arising out of or resulting from the noncompliance of any Company with any Environmental Law. Such indemnification shall survive any termination of this Agreement.

Section 5.17. Affiliate Transactions. No Company shall, directly or indirectly, enter into or permit to exist any transaction (including, without limitation, the purchase, sale, lease or exchange of any property or the rendering of any service) with any Affiliate (other than a Company that is a Credit Party or a Foreign Subsidiary) on terms that shall be less favorable to such Company than those that might be obtained at the time in a transaction with a non-Affiliate; provided, however, that the foregoing shall not prohibit the payment of customary and reasonable compensation to directors who are not employees of a Company or an Affiliate.

Section 5.18. Use of Proceeds. Borrower’s use of the proceeds of the Loans shall be solely for working capital and other general corporate purposes (including Acquisitions) of the Companies.

Section 5.19. Corporate Names. No Company shall change its corporate name or its state, province or other jurisdiction of organization, unless, in each case, Borrower shall have provided Agent and the Lenders with at least thirty (30) days prior written notice thereof.

Section 5.20. Subsidiary Guaranties, Springing Security Documents and Pledge of Stock or Other Ownership Interest.

(a) Guaranties and Springing Security Documents. Each Domestic Subsidiary (that is not Dashamerica, Inc. or a Dormant Subsidiary) created, acquired or held subsequent to the Closing Date, shall, within thirty (30) days after the date such Domestic Subsidiary is created or acquired, or within thirty (30) days after the end of the fiscal quarter in which a Dormant Subsidiary becomes a non-Dormant Subsidiary, execute and deliver to Agent, for the benefit of the Lenders, a Guaranty of Payment of all of the Obligations and Springing Security Documents

(as required on the Closing Date with respect to Companies that were Guarantors on the Closing Date) along with any such other supporting documentation, corporate governance and authorization documents, and an opinion of counsel as may be deemed necessary or advisable by Agent, such documentation to be in form and substance acceptable to Agent; provided, however, that the Springing Security Documents shall be subject to Section 2.12 hereof.

(b) Pledge of Stock. With respect to the creation or acquisition, after the Closing Date, of a first-tier Foreign Subsidiary of Borrower or a Guarantor of Payment, Borrower shall deliver to Agent, for the benefit of the Lenders, subject to Section 2.12 hereof, all of the share certificates (or other evidence of equity) owned by a Credit Party pursuant to the terms of a Pledge Agreement executed by the appropriate Credit Party; provided, however, that no Company shall be required to pledge more than sixty-five percent (65%) of the outstanding shares or other ownership interest of any Foreign Subsidiary.

(c) Perfection or Registration of Interest in Foreign Shares. With respect to any foreign shares pledged to Agent, for the benefit of the Lenders, on or after the Triggering Event Date, Agent shall at all times, in the discretion of Agent or the Required Lenders, have the right to perfect, at Borrower’s cost, payable upon request therefor (including, without limitation, any foreign counsel, or foreign notary, filing, registration or similar, fees, costs or expenses), its security interest in such shares in the respective foreign jurisdiction.

Section 5.21. Restrictive Agreements. Except as set forth in this Agreement, Borrower shall not, and shall not permit any of its Subsidiaries to, directly or indirectly, create or otherwise cause or suffer to exist or become effective any encumbrance or restriction on the ability of any Subsidiary to (a) make, directly or indirectly, any Capital Distribution to Borrower, (b) make, directly or indirectly, loans or advances or capital contributions to Borrower or (c) transfer, directly or indirectly, any of the properties or assets of such Subsidiary to Borrower; except for such encumbrances or restrictions existing under or by reason of (i) applicable law, (ii) customary non-assignment provisions in leases or other agreements entered in the ordinary course of business and consistent with past practices, or (iii) customary restrictions in security agreements or mortgages securing Indebtedness or capital leases, of a Company to the extent such restrictions shall only restrict the transfer of the property subject to such security agreement, mortgage or lease.

Section 5.22. Other Covenants. In the event that any Company shall be a party to any Material Indebtedness Agreement, wherein the covenants contained therein shall be more restrictive than the covenants set forth herein, then the Companies shall be bound hereunder by such more restrictive covenants with the same force and effect as if such covenants were written herein.

Section 5.23. Guaranty Under Material Indebtedness Agreement. No Company shall be or become a Guarantor of the Indebtedness incurred pursuant to any Material Indebtedness Agreement unless such Company shall also be a Guarantor of Payment under this Agreement prior to or concurrently therewith.

Section 5.24. Right to Take Additional Collateral. In addition to any other right that Agent and the Lenders may have pursuant to this Agreement or otherwise, upon written request of Agent whenever made after the Triggering Event Date, Borrower shall, and shall cause each Guarantor of Payment to, grant to Agent, for the benefit of the Lenders, as additional security for the Secured Obligations, a first (except as to fixed assets subject to a capitalized lease or purchase money security interest) security interest in or Lien on any real or personal property of Borrower and each Guarantor of Payment in which Agent does not have a first priority security interest Lien, subject only to Liens permitted under Section 5.9 hereof. Borrower agrees that, within thirty (30) days after such written request, Borrower shall secure all of the Secured Obligations by delivering to Agent, for the benefit of the Lenders, such Springing Security Documents or other documents, instruments or agreements as Agent may reasonably require. Borrower shall pay all recordation, legal and other expenses in connection therewith.

Section 5.25. Amendment of Organizational Documents. No Company shall amend its Organizational Documents to change its name or state, province or other jurisdiction of organization, or otherwise amend its Organizational Documents in any manner adverse to Lenders, without the prior written consent of Agent.

ARTICLE VI. REPRESENTATIONS AND WARRANTIES

Section 6.1. Corporate Existence; Subsidiaries; Foreign Qualification. Each Company is duly organized, validly existing, and in good standing under the laws of its state or jurisdiction of incorporation or organization and is duly qualified and authorized to do business and is in good standing as a foreign entity in the jurisdictions set forth opposite its name on Schedule 6.1 hereto, which are all of the states or jurisdictions where the character of its property or its business activities makes such qualification necessary, except where a failure to qualify will not result in a Material Adverse Effect. Each Foreign Subsidiary is validly existing under the laws of its jurisdiction of organization. Schedule 6.1 hereto sets forth, as of the Closing Date, each Subsidiary of Borrower (and whether such Subsidiary is a Dormant Subsidiary), its state of formation, its relationship to Borrower, including the percentage of each class of stock or membership interests owned by a Company, each Person that owns the stock or other equity interest of each Company, the location of its chief executive office and its principal place of business.

Section 6.2. Corporate Authority. Each Credit Party has the right and power and is duly authorized and empowered to enter into, execute and deliver the Loan Documents to which it is a party and to perform and observe the provisions of the Loan Documents. The Loan Documents to which each Credit Party is a party have been duly authorized and approved by such Credit Party’s board of directors or other governing body, as applicable, and are the valid and binding obligations of such Credit Party, enforceable against such Credit Party in accordance with their respective terms. The execution, delivery and performance of the Loan Documents will not conflict with, result in a breach in any of the provisions of, constitute a default under, or result in the creation of a Lien (other than Liens permitted under Section 5.9 hereof) upon any assets or property of any Company under the provisions of, such Company’s Organizational Documents or any material agreement.

Section 6.3. Compliance with Laws and Contracts. Each Company:

(a) holds permits, certificates, licenses, orders, registrations, franchises, authorizations, and other approvals from any Governmental Authority necessary for the conduct of its business and is in compliance with all applicable laws relating thereto, the lack of which has or could have a Material Adverse Effect;

(b) is in compliance with all material federal, state, local, or foreign applicable statutes, rules, regulations, and orders including, without limitation, those relating to environmental protection, occupational safety and health, and equal employment practices; and

(c) is not in violation of or in default under any agreement to which it is a party or by which its assets are subject or bound, the effect of which has or could have a Material Adverse Effect.

Section 6.4. Litigation and Administrative Proceedings. Except as disclosed on Schedule 6.4 hereto, there are (a) no material lawsuits, actions, investigations, or other proceedings pending or threatened against any Company, or in respect of which any Company may have any liability, in any court or before any Governmental Authority, arbitration board, or other tribunal, (b) no orders, writs, injunctions, judgments, or decrees of any court or government agency or instrumentality to which any Company is a party or by which the property or assets of any Company are bound, and (c) no material grievances, disputes, or controversies outstanding with any union or other organization of the employees of any Company, or threats of work stoppage, strike, or pending demands for collective bargaining.

Section 6.5. Title to Assets. Each Company has good title to and ownership of all material property it purports to own, which property is free and clear of all Liens, except those permitted under Section 5.9 hereof.

Section 6.6. Liens and Security Interests. On and after the Closing Date, except for Liens permitted pursuant to Section 5.9 hereof, (a) there is and will be no U.C.C. Financing Statement or similar notice of Lien outstanding covering any personal property of any Company; (b) there is and will be no mortgage outstanding covering any real property of any Company; and (c) no real or personal property of any Company is subject to any security interest or Lien of any kind. No Company has entered into any contract or agreement (other than a contract or agreement entered into in connection with the purchase or lease of fixed assets that prohibits Liens on such fixed assets) that exists on or after the Closing Date that would prohibit Agent or the Lenders from acquiring a Lien on, or a collateral assignment of, any of the property or assets of any Company.

Section 6.7. Tax Returns. All federal, state and local tax returns and other reports required by law to be filed in respect of the income, business, properties and employees of each Company have been filed and all taxes, assessments, fees and other governmental charges that are due and payable have been paid, except as otherwise permitted herein except any of the foregoing which are disputed in good faith and for which the Company maintains adequate reserves under GAAP. The provision for taxes on the books of each Company is adequate for all years not closed by applicable statutes and for the current fiscal year.

Section 6.8. Environmental Laws. Each Company is in material compliance with all Environmental Laws, including, without limitation, all Environmental Laws in all jurisdictions in which any Company owns or operates, or has owned or operated, a facility or site, arranges or has arranged for disposal or treatment of hazardous substances, solid waste or other wastes, accepts or has accepted for transport any hazardous substances, solid waste or other wastes or holds or has held any interest in real property. No litigation or other material proceeding arising under, relating to or in connection with any Environmental Law is pending or, to the best knowledge of each Responsible Officer of the relevant Company, threatened, against any Company, any real property in which any Company holds or has held an interest or any past or present operation of any Company. No release, threatened release or disposal of hazardous waste, solid waste or other wastes is occurring, or has occurred (other than those that are currently being cleaned up in accordance with Environmental Laws), on, under or to any real property in which any Company holds any interest or performs any of its operations, in violation of any Environmental Law. As used in this Section 6.8, “litigation or proceeding” means any demand, claim, notice, suit, suit in equity, action, administrative action, investigation or inquiry whether brought by any Governmental Authority or private Person, or otherwise.

Section 6.9. Locations. As of the Closing Date, the Companies have places of business or maintain their accounts, inventory and equipment, other than inventory and equipment that is in transit or in temporary storage, at the locations set forth on Schedule 6.9 hereto, and each Company’s chief executive office is set forth on Schedule 6.9 hereto. Schedule 6.9 further specifies whether each location, as of the Closing Date, (a) is owned by the Companies, or (b) is leased by a Company from a third party. As of the Closing Date, Schedule 6.9 correctly identifies the name and address of each third party location where assets of the Companies are located.

Section 6.10. Continued Business. There exists no actual, pending, or, to Borrower’s knowledge, any threatened termination, cancellation or limitation of, or any modification or change in the business relationship of any Company and any customer or supplier, or any group of customers or suppliers, whose purchases or supplies, individually or in the aggregate, are material to the business of any Company, and there exists no present condition or state of facts or circumstances that would have a Material Adverse Effect or prevent a Company from conducting such business or the transactions contemplated by this Agreement in substantially the same manner in which it was previously conducted.

Section 6.11. Employee Benefits Plans. Schedule 6.11 hereto identifies each ERISA Plan as of the Closing Date. No ERISA Event has occurred or is expected to occur with respect to an ERISA Plan. Full payment has been made of all amounts that a Controlled Group member is required, under applicable law or under the governing documents, to have paid as a contribution to or a benefit under each ERISA Plan. The liability of each Controlled Group member with respect to each ERISA Plan has been fully funded based upon reasonable and proper actuarial assumptions, has been fully insured, or has been fully reserved for on its financial statements. No changes have occurred or are expected to occur that would cause a material increase in the cost of providing benefits under the ERISA Plan (other than increases in the number of Company employees, revision of the scope of health care plans, and deductibles, franchises, and co-pay clauses thereunder, or increases in costs imposed by plan providers or administrators). With respect to each ERISA Plan that is intended to be qualified under Code Section 401(a), (a) the ERISA Plan and any associated trust operationally comply with the material applicable requirements of Code Section 401(a); (b) the ERISA Plan and any associated trust have been amended to comply with all such material requirements as currently in effect, other than those requirements for which a retroactive amendment can be made within the “remedial amendment period” available under Code Section 401(b) (as extended under Treasury Regulations and other Treasury pronouncements upon which taxpayers may rely); (c) the ERISA Plan and any associated trust have received a favorable determination letter from the Internal Revenue Service stating that the ERISA Plan qualifies under Code Section 401(a), that the associated trust qualifies under Code Section 501(a) and, if applicable, that any cash or deferred arrangement under the ERISA Plan qualifies under Code Section 401(k), unless the ERISA Plan was first adopted at a time for which the above-described “remedial amendment period” has not yet expired; (d) the ERISA Plan currently satisfies the requirements of Code Section 410(b), subject to any retroactive amendment that may be made within the above-described “remedial amendment period”; and (e) no contribution made to the ERISA Plan is subject to an excise tax under Code Section 4972. With respect to any Pension Plan, the “accumulated benefit obligation” of Controlled Group members with respect to the Pension Plan (as determined in accordance with Statement of Accounting Standards No. 87, “Employers’ Accounting for Pensions”) does not exceed the fair market value of Pension Plan assets. As used in this Section 6.11, “material” means the measure of a matter of significance that shall be determined as being an amount equal to five percent (5%) of Consolidated Net Worth.

Section 6.12. Consents or Approvals. No consent, approval or authorization of, or filing, registration or qualification with, any Governmental Authority or any other Person is required to be obtained or completed by any Company in connection with the execution, delivery or performance of any of the Loan Documents, that has not already been obtained or completed.

Section 6.13. Solvency. Borrower has received consideration that is the reasonable equivalent value of the obligations and liabilities that Borrower has incurred to Agent and the Lenders. Borrower is not insolvent as defined in any applicable state, federal or relevant foreign statute, nor will Borrower be rendered insolvent by the execution and delivery of the Loan Documents to Agent and the Lenders. Borrower is not engaged or about to engage in any business or transaction for which the assets retained by it are or will be an unreasonably small amount of capital, taking into consideration the obligations to Agent and the Lenders incurred hereunder. Borrower does not intend to, nor does it believe that it will, incur debts beyond its ability to pay such debts as they mature.

Section 6.14. Financial Statements. The audited Consolidated financial statements of Borrower for the fiscal year ended December 31, 2004 and the unaudited Consolidated financial statements of Borrower for the fiscal quarter ended June 30, 2005, furnished to Agent and the Lenders, are true and complete, have been prepared in accordance with GAAP, and fairly present the financial condition of the Companies as of the dates of such financial statements and the results of their operations for the periods then ending. Since the dates of such statements, there has been no material adverse change in any Company’s financial condition, properties or business or any change in any Company’s accounting procedures.

Section 6.15. Regulations. No Company is engaged principally or as one of its important activities, in the business of extending credit for the purpose of purchasing or carrying any “margin stock” (within the meaning of Regulation U of the Board of Governors of the Federal Reserve System of the United States of America). Neither the granting of any Loan (or any conversion thereof) or Letter of Credit nor the use of the proceeds of any Loan or Letter of Credit will violate, or be inconsistent with, the provisions of Regulation T, U or X or any other Regulation of such Board of Governors.

Section 6.16. Material Agreements. Except as disclosed on Schedule 6.16 hereto, as of the Closing Date, no Company is a party to any (a) debt instrument (excluding the Loan Documents); (b) lease (capital, operating or otherwise), whether as lessee or lessor thereunder; (c) contract, commitment, agreement, or other arrangement involving the purchase or sale of any inventory other than guaranties or indemnifications described in Section 5.11(viii) hereof by it, or the license of any right to or by it; (d) contract, commitment, agreement, or other arrangement with any of its “Affiliates” (as such term is defined in the Securities Exchange Act of 1934, as amended) other than a Company or pertaining to director compensation; (e) management or employment contract or contract for personal services with any of its Affiliates that is not otherwise terminable at will or on less than ninety-one (91) days’ notice without liability; (f) collective bargaining agreement; or (g) other contract, agreement, understanding, or arrangement with a third party; that, as to subsections (a) through (g), above, if violated, breached, or terminated for any reason, would have or would be reasonably expected to have a Material Adverse Effect.

Section 6.17. Intellectual Property. Other than as disclosed on Schedule 6.17 hereto, each Company owns or has the right to use all of the material patents, patent applications, industrial designs, designs, trademarks, service marks, copyrights and licenses, and rights with respect to the foregoing, necessary for the conduct of its business, and none of the Responsible Officers of any Company are aware of any material claim by any other party which, if true, would terminate such Company’s rights with respect thereto.

Section 6.18. Insurance. Each Company maintains with financially sound and reputable insurers insurance with coverage and limits as required by law and as is customary with Persons engaged in the same businesses as the Companies. Schedule 6.18 hereto sets forth all insurance carried by Borrowers and its Domestic Subsidiaries on the Closing Date, setting forth in detail the amount and type of such insurance. Upon request, Borrower shall provide Agent and the Lenders with such additional information as Agent or the Lenders may from time to time reasonably request.

Section 6.19. Deposit and Securities Accounts. Schedule 6.19 hereto lists all banks and other financial institutions at which any Company maintains deposit or other accounts as of the Closing Date, and Schedule 6.19 hereto correctly identifies the name, address and telephone number of each depository, the name in which the account is held, a description of the purpose of the account, and the complete account number therefor.

Section 6.20. Accurate and Complete Statements. Neither the Loan Documents nor any written statement made by any Company in connection with any of the Loan Documents contains any untrue statement of a material fact or omits a material fact necessary to make the statements contained therein or in the Loan Documents not misleading. After due inquiry by Borrower, there is no known fact that any Company has not disclosed to Agent and the Lenders that has or is likely to have a Material Adverse Effect.

Section 6.21. Investment Company; Holding Company. No Company is an “investment company” or a company “controlled” by an “investment company” within the meaning of the Investment Company Act of 1940, as amended.

Section 6.22. Defaults. No Default or Event of Default exists hereunder, nor will any begin to exist immediately after the execution and delivery hereof.

ARTICLE VII. EVENTS OF DEFAULT

Each of the following shall constitute an Event of Default hereunder:

Section 7.1. Payments. If (a) the interest on any Loan or any facility or other fee shall not be paid in full when due and payable or within five days thereafter, or (b) the principal of any Loan or any obligation under any Letter of Credit shall not be paid in full when due and payable.

Section 7.2. Special Covenants. If any Company shall fail or omit to perform and observe Section 5.7, 5.8, 5.9, 5.11, 5.12, 5.13, 5.15, 5.22 or 5.23 hereof.

Section 7.3. Other Covenants. If any Company shall fail or omit to perform and observe any agreement or other provision (other than those referred to in Section 7.1 or 7.2 hereof) contained or referred to in this Agreement or any Related Writing that is on such Company’s part to be complied with, and that Default shall not have been fully corrected within thirty (30) days after the earlier of (a) any Financial Officer of such Company becomes aware of the occurrence thereof, or (b) the giving of written notice thereof to Borrower by Agent or the Required Lenders that the specified Default is to be remedied.

Section 7.4. Representations and Warranties. If any material representation, warranty or statement made in or pursuant to this Agreement or any Related Writing or any other material information furnished by any Company to Agent or the Lenders or any thereof or any other holder of any Note, shall be false or erroneous.

Section 7.5. Cross Default. If any Company shall default in any payment due and owing under any Material Indebtedness Agreement beyond any period of grace provided with respect thereto or in the performance or observance of any other agreement, term or condition contained in any agreement under which such obligation is created, if the effect of such default is to allow the acceleration of the maturity of such Indebtedness or to permit the holder thereof to cause such Indebtedness to become due prior to its stated maturity.

Section 7.6. ERISA Default. The occurrence of one or more ERISA Events that (a) has a Material Adverse Effect equal to five percent (5%) of Consolidated Net Worth, or (b) results in a Lien on any of the assets of any Company.

Section 7.7. Change in Control. If any Change in Control shall occur.

Section 7.8. Money Judgment. A final judgment or order for the payment of money shall be rendered against any Company by a court of competent jurisdiction, that remains unpaid or unstayed and undischarged for a period (during which execution shall not be effectively stayed) of thirty (30) days after the date on which the right to appeal has expired, provided that the aggregate of all such judgments for all such Companies shall exceed Five Hundred Thousand Dollars ($500,000).

Section 7.9. Material Adverse Change. There shall have occurred any condition or event that Agent or the Required Lenders determine has or is reasonably likely to have a Material Adverse Effect.

Section 7.10. Security. If any Lien granted in any Loan Document in favor of Agent, for the benefit of the Lenders, shall be determined to be void, voidable or invalid, or does not otherwise have the priority contemplated (whether perfected or not) by this Agreement or the Springing Security Documents and Borrower has failed to promptly execute appropriate documents to correct such matters.

Section 7.11. Validity of Loan Documents. (a) Any material provision, in the sole opinion of Agent, of any Loan Document shall at any time for any reason cease to be valid, binding and enforceable against any Credit Party; (b) the validity, binding effect or enforceability of any Loan Document against any Credit Party shall be contested by any Credit Party; (c) any Credit Party shall deny that it has any or further liability or obligation under any Loan Document; or (d) any Loan Document shall be terminated, invalidated or set aside, or be declared ineffective or inoperative or in any way cease to give or provide to Agent and the Lenders the benefits purported to be created thereby.

Section 7.12. Solvency. If any Company (other than a Dormant Subsidiary) shall (a) except as permitted pursuant to Section 5.12 hereof, discontinue business, (b) generally not pay its debts as such debts become due, (c) make a general assignment for the benefit of creditors, (d) apply for or consent to the appointment of an interim receiver, a receiver, a receiver and manager, an administrator, sequestrator, monitor, a custodian, a trustee, an interim trustee or liquidator of all or a substantial part of its assets or of such Company, (e) be adjudicated a debtor or insolvent or have entered against it an order for relief under Title 11 of the United States Code, or under any other bankruptcy insolvency, liquidation, winding-up, corporate or similar statute or law, foreign, federal state or provincial, in any applicable jurisdiction, now or hereafter existing, as any of the foregoing may be amended from time to time, or other applicable statute for jurisdictions outside of the United States, as the case may be, which adjudication or entry is not stayed or rescinded within thirty (30) days thereafter, (f) file a voluntary petition in bankruptcy, or file a proposal or notice of intention to file a proposal or have an involuntary proceeding filed against it and the same shall continue undismissed for a period of thirty (30) days from commencement of such proceeding or case, or file a petition or an answer or an application or a proposal seeking reorganization or an arrangement with creditors or seeking to take advantage of any other law (whether federal, provincial or state, or, if applicable, other jurisdiction) relating to relief of debtors, or admit (by answer, by default or otherwise) the material allegations of a petition filed against it in any bankruptcy, reorganization, insolvency or other proceeding (whether federal, provincial or state, or, if applicable, other jurisdiction) relating to relief of debtors, (g) suffer or permit to continue unstayed and in effect for thirty (30) consecutive days any judgment, decree or order entered by a court of competent jurisdiction, that approves a petition or an application or a proposal seeking its reorganization or appoints an interim receiver, a receiver and manager, an administrator, custodian, trustee, interim trustee or liquidator of all or a substantial part of its assets or of such Company, (h) have an administrative receiver appointed over the whole or substantially the whole of its assets or of such Company, whose appointment is not rescinded within thirty (30) days thereafter, (i) take, or omit to take, any action in order thereby to effect any of the foregoing have assets the value of which is less than its liabilities (taking into account prospective and contingent liabilities), or (j) have a moratorium declared in respect of any of its Indebtedness, or any analogous procedure or step is taken in any jurisdiction, which is not rescinded within thirty (30) days thereafter.

ARTICLE VIII. REMEDIES UPON DEFAULT

Notwithstanding any contrary provision or inference herein or elsewhere:

Section 8.1. Optional Defaults. If any Event of Default referred to in Section 7.1, 7.2, 7.3, 7.4, 7.5, 7.6, 7.7, 7.8, 7.9, 7.10 or 7.11 hereof shall occur, Agent may, with the consent of the Required Lenders, and shall, at the written request of the Required Lenders, give written notice to Borrower to:

(a) terminate the Commitment, if not previously terminated, and, immediately upon such election, the obligations of the Lenders, and each thereof, to make any further Loan and the obligation of the Fronting Lender to issue any Letter of Credit immediately shall be terminated; and/or

(b) accelerate the maturity of all of the Obligations (if the Obligations are not already due and payable), whereupon all of the Obligations shall become and thereafter be immediately due and payable in full without any presentment or demand and without any further or other notice of any kind, all of which are hereby waived by Borrower.

Section 8.2. Automatic Defaults. If any Event of Default referred to in Section 7.12 hereof shall occur:

(a) all of the Commitment shall automatically and immediately terminate, if not previously terminated, and no Lender thereafter shall be under any obligation to grant any further Loan, nor shall the Fronting Lender be obligated to issue any Letter of Credit; and

(b) the principal of and interest then outstanding on all of the Loans, and all of the other Obligations, shall thereupon become and thereafter be immediately due and payable in full (if the Obligations are not already due and payable), all without any presentment, demand or notice of any kind, which are hereby waived by Borrower.

Section 8.3. Letters of Credit. If the maturity of the Obligations shall be accelerated pursuant to Section 8.1 or 8.2 hereof, Borrower shall immediately deposit with Agent, as security for the obligations of Borrower and any Guarantor of Payment to reimburse Agent and the Lenders for any then outstanding Letters of Credit, cash equal to the sum of the aggregate undrawn balance of any then outstanding Letters of Credit. Agent and the Lenders are hereby authorized, at their option, to deduct any and all such amounts from any deposit balances then owing by any Lender (or any affiliate of such Lender, wherever located) to or for the credit or account of any Credit Party, as security for the obligations of Borrower and any Guarantor of Payment to reimburse Agent and the Lenders for any then outstanding Letters of Credit.

Section 8.4. Offsets. If there shall occur or exist any Event of Default referred to in Section 7.12 hereof or if the maturity of the Obligations is accelerated pursuant to Section 8.1 or 8.2 hereof, each Lender shall have the right at any time to set off against, and to appropriate and apply toward the payment of, any and all of the Obligations then owing by Borrower or a Guarantor of Payment to such Lender (including, without limitation, any participation purchased or to be purchased pursuant to Section 2.2(b), 2.2(c) or 8.5 hereof), whether or not the same shall then have matured, any and all deposit (general or special) balances and all other indebtedness then held or owing by such Lender (including, without limitation, by branches and agencies or any affiliate of such Lender, wherever located) to or for the credit or account of Borrower or any Guarantor of Payment, all without notice to or demand upon Borrower or any other Person, all such notices and demands being hereby expressly waived by Borrower.

Section 8.5. Equalization Provision. Each Lender agrees with the other Lenders that if it, at any time, shall obtain any Advantage over the other Lenders or any thereof in respect of the Obligations (except as to Swing Loans and Letters of Credit prior to Agent’s giving of notice to participate and except under Article III hereof), it shall purchase from the other Lenders, for cash and at par, such additional participation in the Obligations as shall be necessary to nullify the Advantage. If any such Advantage resulting in the purchase of an additional participation as aforesaid shall be recovered in whole or in part from the Lender receiving the Advantage, each such purchase shall be rescinded, and the purchase price restored (but without interest unless the Lender receiving the Advantage is required to pay interest on the Advantage to the Person recovering the Advantage from such Lender) ratably to the extent of the recovery. Each Lender further agrees with the other Lenders that if it at any time shall receive any payment for or on behalf of Borrower on any indebtedness owing by Borrower to that Lender pursuant to this Agreement (whether by voluntary payment, by realization upon security, by reason of offset of any deposit or other indebtedness, by counterclaim or cross-action, by the enforcement of any right under any Loan Document, or otherwise), it will apply such payment first to any and all Obligations owing by Borrower to that Lender (including, without limitation, any participation purchased or to be purchased pursuant to this Section 8.5 or any other Section of this Agreement). Each Credit Party agrees that any Lender so purchasing a participation from the other Lenders or any thereof pursuant to this Section 8.5 may exercise all of its rights of payment (including the right of set-off) with respect to such participation as fully as if such Lender were a direct creditor of such Credit Party in the amount of such participation.

Section 8.6. Other Remedies. The remedies in this Article VIII are in addition to, not in limitation of, any other right, power, privilege, or remedy, either in law, in equity, or otherwise, to which the Lenders may be entitled. Agent shall exercise the rights under this Article VIII and all other collection efforts on behalf of the Lenders and no Lender shall act independently with respect thereto, except as otherwise specifically set forth in this Agreement.

ARTICLE IX. THE AGENT

The Lenders authorize KeyBank National Association and KeyBank National Association hereby agrees to act as agent for the Lenders in respect of this Agreement upon the terms and conditions set forth elsewhere in this Agreement, and upon the following terms and conditions:

Section 9.1. Appointment and Authorization. Each Lender hereby irrevocably appoints and authorizes Agent to take such action as agent on its behalf and to exercise such powers hereunder as are delegated to Agent by the terms hereof, together with such powers as are reasonably incidental thereto. Neither Agent nor any of its affiliates, directors, officers, attorneys or employees shall (a) be liable to the Lenders for any action taken or omitted to be taken by it or them hereunder or in connection herewith, except for its or their own gross negligence or willful misconduct (as determined by a court of competent jurisdiction), or be responsible in any manner to any of the Lenders for the effectiveness, enforceability, genuineness, validity or due execution of this Agreement or any other Loan Documents, (b) be under any obligation to any Lender to ascertain or to inquire as to the performance or observance of any of the terms, covenants or conditions hereof or thereof on the part of Borrower or any other Company, or the financial condition of Borrower or any other Company, or (c) be liable to any of the Companies for consequential damages resulting from any breach of contract, tort or other wrong in connection with the negotiation, documentation, administration or collection of the Loans or Letters of Credit or any of the Loan Documents.

Section 9.2. Note Holders. Agent may treat the payee of any Note as the holder thereof (or, if there is no Note, the holder of the interest as reflected on the books and records of Agent) until written notice of transfer shall have been filed with Agent, signed by such payee and in form satisfactory to Agent.

Section 9.3. Consultation With Counsel. Agent may consult with legal counsel selected by Agent and shall not be liable to the Lenders for any action taken or suffered in good faith by Agent in accordance with the opinion of such counsel.

Section 9.4. Documents. Agent shall not be under any duty to examine into or pass upon the validity, effectiveness, genuineness or value of any Loan Document or any other Related Writing furnished pursuant hereto or in connection herewith or the value of any collateral obtained hereunder, and Agent shall be entitled to assume that the same are valid, effective and genuine and what they purport to be.

Section 9.5. Agent and Affiliates. KeyBank National Association (“KeyBank”) and its affiliates may make loans to, issue letters of credit for the account of, accept deposits from, acquire equity interests in and generally engage in any kind of banking, trust, financial advisory, underwriting or other business with the Companies and Affiliates as though KeyBank were not Agent hereunder and without notice to or consent of any Lender. Each Lender acknowledges that, pursuant to such activities, KeyBank or its affiliates may receive information regarding any Company or any Affiliate (including information that may be subject to confidentiality obligations in favor of such Company or such Affiliate) and acknowledge that Agent shall be under no obligation to provide such information to other Lenders. With respect to Loans and Letters of Credit (if any), KeyBank and its affiliates shall have the same rights and powers under this Agreement as any other Lender and may exercise the same as though KeyBank were not Agent, and the terms “Lender” and “Lenders” include KeyBank and its affiliates, to the extent applicable, in their individual capacities.

Section 9.6. Knowledge of Default. It is expressly understood and agreed that Agent shall be entitled to assume that no Default or Event of Default has occurred, unless Agent has been notified by a Lender in writing that such Lender believes that a Default or Event of Default has occurred and is continuing and specifying the nature thereof or has been notified by Borrower pursuant to Section 5.14 hereof.

Section 9.7. Action by Agent. Subject to the other terms and conditions hereof, so long as Agent shall be entitled, pursuant to Section 9.6 hereof, to assume that no Default or Event of Default shall have occurred and be continuing, Agent shall be entitled to use its discretion with respect to exercising or refraining from exercising any rights that may be vested in it by, or with respect to taking or refraining from taking any action or actions that it may be able to take under or in respect of, this Agreement. Agent shall incur no liability under or in respect of this Agreement by acting upon any notice, certificate, warranty or other paper or instrument believed by it to be genuine or authentic or to be signed by the proper party or parties, or with respect to anything that it may do or refrain from doing in the reasonable exercise of its judgment, or that may seem to it to be necessary or desirable in the premises.

Section 9.8. Release of a Guarantor of Payment. In the event of a merger, sale of assets or other transaction permitted pursuant to Section 5.12 hereof and so long as there is no Event of Default existing, Agent, at the request and expense of Borrower, is hereby authorized by the Lenders to release, in connection therewith one or more Guarantors of Payment or pledge of pledged securities, and any Springing Security Documents, as appropriate, upon the written request of Borrower.

Section 9.9. Notice of Default. In the event that Agent shall have acquired actual knowledge of any Default or Event of Default, Agent shall promptly notify the Lenders and shall take such action and assert such rights under this Agreement as the Required Lenders shall direct and Agent shall inform the other Lenders in writing of the action taken. Agent may take such action and assert such rights as it deems to be advisable, in its discretion, for the protection of the interests of the holders of the Obligations.

Section 9.10. Delegation of Duties. Agent may execute any of its duties under this Agreement or any other Loan Document by or through agents, employees or attorneys-in-fact and shall be entitled to advice of counsel and other consultants or experts concerning all matters pertaining to such duties. Agent shall not be responsible for the negligence or misconduct of any agent or attorney-in-fact that it selects in the absence of gross negligence or willful misconduct, as determined by a court of competent jurisdiction.

Section 9.11. Indemnification of Agent. The Lenders agree to indemnify Agent (to the extent not reimbursed by Borrower) ratably, according to their respective Commitment Percentages, from and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses (including attorneys’ fees) or disbursements of any kind or nature whatsoever that may be imposed on, incurred by or asserted against Agent in its capacity as agent in any way relating to or arising out of this Agreement or any Loan Document or any action taken or omitted by Agent with respect to this Agreement or any Loan Document, provided that no Lender shall be liable for any portion of such liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses (including attorneys’ fees) or disbursements resulting from Agent’s gross negligence or willful misconduct as determined by a court of competent jurisdiction, or from any action taken or omitted by Agent in any capacity other than as agent under this Agreement or any other Loan Document. No action taken in accordance with the directions of the Required Lenders shall be deemed to constitute gross negligence or willful misconduct for purposes of this Section 9.11. The undertaking in this Section 9.11 shall survive repayment of the Loans, cancellation of the Notes, if any, expiration or termination of the Letters of Credit, any foreclosure under, or modification, release or discharge of, any or all of the Springing Security Documents, termination of this Agreement and the resignation or replacement of the agent.

Section 9.12. Successor Agent. Agent may resign as agent hereunder by giving not fewer than thirty (30) days prior written notice to Borrower and the Lenders. If Agent shall resign under this Agreement, then either (a) the Required Lenders shall appoint from among the Lenders a successor agent for the Lenders (with the consent of Borrower so long as an Event of Default has not occurred and which consent shall not be unreasonably withheld), or (b) if a successor agent shall not be so appointed and approved within the thirty (30) day period following Agent’s notice to the Lenders of its resignation, then Agent shall appoint a successor agent that shall serve as agent until such time as the Required Lenders appoint a successor agent. Upon its appointment, such successor agent shall succeed to the rights, powers and duties as agent, and the term “Agent” shall mean such successor effective upon its appointment, and the former agent’s rights, powers and duties as agent shall be terminated without any other or further act or deed on the part of such former agent or any of the parties to this Agreement.

Section 9.13. Other Agents. As used in this Agreement, the term “Agent” shall only include Agent. The Syndication Agent shall not have any rights, obligations or responsibilities hereunder in such capacity.

ARTICLE X. MISCELLANEOUS

Section 10.1. Lenders’ Independent Investigation. Each Lender, by its signature to this Agreement, acknowledges and agrees that Agent has made no representation or warranty, express or implied, with respect to the creditworthiness, financial condition, or any other condition of any Company or with respect to the statements contained in any information memorandum furnished in connection herewith or in any other oral or written communication between Agent and such Lender. Each Lender represents that it has made and shall continue to make its own independent investigation of the creditworthiness, financial condition and affairs of the Companies in connection with the extension of credit hereunder, and agrees that Agent has no duty or responsibility, either initially or on a continuing basis, to provide any Lender with any credit or other information with respect thereto (other than such notices as may be expressly required to be given by Agent to the Lenders hereunder), whether coming into its possession before the first Credit Event hereunder or at any time or times thereafter. Each Lender further represents that it has reviewed each of the Loan Documents.

Section 10.2. No Waiver; Cumulative Remedies. No omission or course of dealing on the part of Agent, any Lender or the holder of any Note (or, if there is no Note, the holder of the interest as reflected on the books and records of Agent) in exercising any right, power or remedy hereunder or under any of the Loan Documents shall operate as a waiver thereof; nor shall any single or partial exercise of any such right, power or remedy preclude any other or further exercise thereof or the exercise of any other right, power or remedy hereunder or under any of the Loan Documents. The remedies herein provided are cumulative and in addition to any other rights, powers or privileges held by operation of law, by contract or otherwise.

Section 10.3. Amendments, Waivers and Consents.

(a) General Rule. No amendment, modification, termination, or waiver of any provision of any Loan Document nor consent to any variance therefrom, shall be effective unless the same shall be in writing and signed by the Required Lenders and then such waiver or consent shall be effective only in the specific instance and for the specific purpose for which given.

(b) Exceptions to the General Rule. Anything herein to the contrary notwithstanding, unanimous consent of the Lenders shall be required with respect to (i) any increase in the Commitment hereunder, (ii) the extension of maturity of the Loans, the payment date of interest or scheduled principal thereunder, or the payment date of facility or other fees payable hereunder, (iii) any reduction in the rate basis of interest on the Loans (provided that the institution of the Default Rate and a subsequent removal of the Default Rate shall not constitute a decrease in interest rate pursuant to this Section 10.3), or in any amount of interest or scheduled principal due on any Loan, or the payment of facility or other fees hereunder or any change in the manner of pro rata application of any payments made by Borrower to the Lenders hereunder, (iv) any change in any percentage voting requirement, voting rights, or the Required Lenders definition in this Agreement, (v) the release of any Guarantor of Payment or any material amount of collateral, except as specifically permitted hereunder, or (vi) any amendment to this Section 10.3 or Section 8.5 hereof.

(c) Generally. Notice of amendments or consents ratified by the Lenders hereunder shall be forwarded by Agent to all of the Lenders. Each Lender or other holder of a Note (or interest in any Loan) shall be bound by any amendment, waiver or consent obtained as authorized by this Section 10.3, regardless of its failure to agree thereto.

Section 10.4. Notices. All notices, requests, demands and other communications provided for hereunder shall be in writing and, if to Borrower, mailed or delivered to it, addressed to it at the address specified on the signature pages of this Agreement, if to Agent or a Lender, mailed or delivered to it, addressed to the address of Agent or such Lender specified on the signature pages of this Agreement, or, as to each party, at such other address as shall be designated by such party in a written notice to each of the other parties. All notices, statements, requests, demands and other communications provided for hereunder shall be given by overnight delivery or first class mail with postage prepaid by registered or certified mail, addressed as aforesaid, or sent by facsimile with telephonic confirmation of receipt, except that all notices hereunder shall not be effective until received.

Section 10.5. Costs, Expenses and Taxes. Borrower agrees to pay on demand all costs and expenses of Agent and all Related Expenses, including, but not limited to, (a) syndication, administration, travel and out-of-pocket expenses, including but not limited to attorneys’ fees and expenses, of Agent in connection with the preparation, negotiation and closing of the Loan Documents and the administration of the Loan Documents, the collection and disbursement of all funds hereunder and the other instruments and documents to be delivered hereunder, (b) extraordinary expenses of Agent in connection with the administration of the Loan Documents and the other instruments and documents to be delivered hereunder, and (c) the reasonable fees and out-of-pocket expenses of special counsel for Agent, with respect to the foregoing, and of local counsel, if any, who may be retained by said special counsel with respect thereto. Borrower also agrees to pay on demand all costs and expenses of Agent and the Lenders, including reasonable attorneys’ fees and expenses, in connection with the restructuring or enforcement of the Obligations, this Agreement or any Related Writing. In addition, Borrower shall pay any and all stamp, transfer, documentary and other taxes, assessments, charges and fees payable or determined to be payable in connection with the execution and delivery of the Loan Documents, and the other instruments and documents to be delivered hereunder, and agrees to hold Agent and each Lender harmless from and against any and all liabilities with respect to or resulting from any delay in paying or failure to pay such taxes or fees.

Section 10.6. Indemnification. Borrower agrees to defend, indemnify and hold harmless Agent and the Lenders (and their respective affiliates, officers, directors, attorneys, agents and employees) from and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses (including attorneys’ fees) or disbursements of any kind or nature whatsoever that may be imposed on, incurred by or asserted against Agent or any Lender in connection with any investigative, administrative or judicial proceeding (whether or not such Lender or Agent shall be designated a party thereto) or any other claim by any Person relating to or arising out of any Loan Document or any actual or proposed use of proceeds of the Loans or any of the Obligations, or any activities of any Company or its Affiliates; provided that no Lender nor Agent shall have the right to be indemnified under this Section 10.6 for its own gross negligence or willful misconduct as determined by a court of competent jurisdiction. All obligations provided for in this Section 10.6 shall survive any termination of this Agreement.

Section 10.7. Obligations Several; No Fiduciary Obligations. The obligations of the Lenders hereunder are several and not joint. Nothing contained in this Agreement and no action taken by Agent or the Lenders pursuant hereto shall be deemed to constitute Agent or the Lenders a partnership, association, joint venture or other entity. No default by any Lender hereunder shall excuse the other Lenders from any obligation under this Agreement; but no Lender shall have or acquire any additional obligation of any kind by reason of such default. The relationship between Borrower and the Lenders with respect to the Loan Documents and the Related Writings is and shall be solely that of debtor and creditors, respectively, and neither Agent nor any Lender shall have any fiduciary obligation toward any Credit Party with respect to any such documents or the transactions contemplated thereby.

Section 10.8. Execution in Counterparts. This Agreement may be executed in any number of counterparts and by different parties hereto in separate counterparts and by facsimile signature, each of which counterparts when so executed and delivered shall be deemed to be an original and all of which taken together shall constitute but one and the same agreement.

Section 10.9. Binding Effect; Borrower’s Assignment. This Agreement shall become effective when it shall have been executed by Borrower, Agent and each Lender and thereafter shall be binding upon and inure to the benefit of Borrower, Agent and each of the Lenders and their respective successors and assigns, except that Borrower shall not have the right to assign its rights hereunder or any interest herein without the prior written consent of Agent and all of the Lenders.

Section 10.10. Lender Assignments.

(a) Assignments of Commitments. Each Lender shall have the right at any time or times to assign to an Eligible Transferee (other than to a Lender that shall not be in compliance with this Agreement), without recourse, all or a percentage of all of the following: (i) such Lender’s Commitment, (ii) all Loans made by that Lender, (iii) such Lender’s Notes, and (iv) such Lender’s interest in any Letter of Credit or Swing Loan, and any participation purchased pursuant to Section 2.2(b), 2.2(c) or 8.5 hereof.

(b) Prior Consent. No assignment may be consummated pursuant to this Section 10.10 without the prior written consent of Borrower and Agent (other than an assignment by any Lender to any affiliate of such Lender which affiliate is an Eligible Transferee and either wholly-owned by a Lender or is wholly-owned by a Person that wholly owns, either directly or indirectly, such Lender, or to another Lender, and which would not result in a withholding tax with respect to any payment made with respect to the Obligations or require Borrower to make any payment under Article III hereof, or result in any illegality as contemplated in Section 3.5(a) hereof), which consent of Borrower and Agent shall not be unreasonably withheld; provided, however, that Borrower’s consent shall not be required if, at the time of the proposed assignment, any Default or Event of Default shall then exist. Anything herein to the contrary notwithstanding, any Lender may at any time make a collateral assignment of all or any portion of its rights under the Loan Documents to a Federal Reserve Bank, and no such assignment shall release such assigning Lender from its obligations hereunder.

(c) Minimum Amount. Each such assignment shall be in a minimum amount of the lesser of Five Million Dollars ($5,000,000) of the assignor’s Commitment and interest herein or the entire amount of the assignor’s Commitment and interest herein.

(d) Assignment Fee. Unless the assignment shall be to an affiliate of the assignor or the assignment shall be due to merger of the assignor or for regulatory purposes, either the assignor or the assignee shall remit to Agent, for its own account, an administrative fee of Three Thousand Five Hundred Dollars ($3,500).

(e) Assignment Agreement. Unless the assignment shall be due to merger of the assignor or a collateral assignment for regulatory purposes, the assignor shall (i) cause the assignee to execute and deliver to Borrower and Agent an Assignment Agreement, and (ii) execute and deliver, or cause the assignee to execute and deliver, as the case may be, to Agent such additional amendments, assurances and other writings as Agent may reasonably require.

(f) Non-U.S. Assignee. If the assignment is to be made to an assignee that is organized under the laws of any jurisdiction other than the United States or any state thereof, the assignor Lender shall cause such assignee, at least five Business Days prior to the effective date of such assignment, (i) to represent to the assignor Lender (for the benefit of the assignor Lender, Agent and Borrower) that under applicable law and treaties no taxes will be required to be withheld by Agent, Borrower or the assignor with respect to any payments to be made to such assignee in respect of the Loans hereunder, (ii) to furnish to the assignor Lender (and, in the case of any assignee registered in the Register (as defined below), Agent and Borrower) either U.S. Internal Revenue Service Form W-8ECI or U.S. Internal Revenue Service Form W-8BEN, as applicable (wherein such assignee claims entitlement to complete exemption from U.S. federal withholding tax on all payments hereunder), and (iii) to agree (for the benefit of the assignor, Agent and Borrower) to provide to the assignor Lender (and, in the case of any assignee registered in the Register, to Agent and Borrower) a new Form W-8ECI or Form W-8BEN, as applicable, upon the expiration or obsolescence of any previously delivered form, and to provide comparable statements in accordance with applicable U.S. laws and regulations and amendments duly executed and completed by such assignee, and to comply from time to time with all applicable U.S. laws and regulations with regard to such withholding tax exemption.

(g) Deliveries by Borrower. Upon satisfaction of all applicable requirements specified in subsections (a) through (f) above, Borrower shall execute and deliver (i) to Agent, the assignor and the assignee, any consent or release (of all or a portion of the obligations of the assignor) that is reasonably required to be delivered by Borrower in connection with the Assignment Agreement, and (ii) to the assignee, if requested, and the assignor, if applicable, an appropriate Note or Notes. After delivery of the new Note or Notes, the assignor’s Note or Notes, if any, being replaced shall be returned to Borrower marked “replaced”.

(h) Effect of Assignment. Upon satisfaction of all applicable requirements set forth in subsections (a) through (g) above, and any other condition contained in this Section 10.10,

(i) the assignee shall become and thereafter be deemed to be a “Lender” for the purposes of this Agreement, (ii) the assignor shall be released from its obligations hereunder to the extent that its interest has been assigned, (iii) in the event that the assignor’s entire interest has been assigned, the assignor shall cease to be and thereafter shall no longer be deemed to be a “Lender” and (iv) the signature pages hereto and Schedule 1 hereto shall be automatically amended, without further action, to reflect the result of any such assignment.

(i) Agent to Maintain Register. Agent shall maintain at the address for notices referred to in Section 10.4 hereof a copy of each Assignment Agreement delivered to it and a register (the “Register”) for the recordation of the names and addresses of the Lenders and the Commitment of, and principal amount of the Loans owing to, each Lender from time to time. The entries in the Register shall be conclusive, in the absence of manifest error, and Borrower, Agent and the Lenders may treat each Person whose name is recorded in the Register as the owner of the Loan recorded therein for all purposes of this Agreement. The Register shall be available for inspection by Borrower or any Lender at any reasonable time and from time to time upon reasonable prior notice.

Section 10.11. Sale of Participations. Any Lender may, in the ordinary course of its commercial banking business and in accordance with applicable law, at any time sell participations to one or more Eligible Transferees (each a “Participant”) in all or a portion of its rights or obligations under this Agreement and the other Loan Documents (including, without limitation, all or a portion of the Commitment and the Loans and participations owing to it and the Note, if any, held by it); provided, that:

(a) any such Lender’s obligations under this Agreement and the other Loan Documents shall remain unchanged;

(b) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations;

(c) the parties hereto shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement and each of the other Loan Documents;

(d) such Participant shall be bound by the provisions of Section 8.5 hereof, and the Lender selling such participation shall obtain from such Participant a written confirmation of its agreement to be so bound; and

(e) no Participant (unless such Participant is itself a Lender) shall be entitled to require such Lender to take or refrain from taking action under this Agreement or under any other Loan Document, except that such Lender may agree with such Participant that such Lender will not, without such Participant’s consent, take action of the type described as follows:

(i) increase the portion of the participation amount of any Participant over the amount thereof then in effect, or extend the Commitment Period, without the written consent of each Participant affected thereby; or

(ii) reduce the principal amount of or extend the time for any payment of principal of any Loan, or reduce the rate of interest or extend the time for payment of interest on any Loan, or reduce the facility fee, without the written consent of each Participant affected thereby.

Borrower agrees that any Lender that sells participations pursuant to this Section 10.11 shall still be entitled to the benefits of Article III hereof, notwithstanding any such transfer; provided, however, that the obligations of Borrower shall not increase as a result of such transfer and Borrower shall have no obligation to any Participant.

Section 10.12. Patriot Act Notice. Each Lender and Agent (for itself and not on behalf of any other party) hereby notifies the Credit Parties that, pursuant to the requirements of the Patriot Act, such Lender and Agent are required to obtain, verify and record information that identifies the Credit Parties, which information includes the name and address of the Credit Parties and other information that will allow such Lender or Agent, as applicable, to identify the Credit Parties in accordance with the Patriot Act. Borrower shall provide, to the extent commercially reasonable, such information and take such actions as are reasonably requested by Agent or a Lender in order to assist Agent or such Lender in maintaining compliance with the Patriot Act.

Section 10.13. Severability of Provisions; Captions; Attachments. Any provision of this Agreement that shall be prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof or affecting the validity or enforceability of such provision in any other jurisdiction. The several captions to Sections and subsections herein are inserted for convenience only and shall be ignored in interpreting the provisions of this Agreement. Each schedule or exhibit attached to this Agreement shall be incorporated herein and shall be deemed to be a part hereof.

Section 10.14. Investment Purpose. Each of the Lenders represents and warrants to Borrower that it is entering into this Agreement with the present intention of acquiring any Note issued pursuant hereto (or, if there is no Note, the interest as reflected on the books and records of Agent) for investment purposes only and not for the purpose of distribution or resale, it being understood, however, that each Lender shall at all times retain full control over the disposition of its assets.

Section 10.15. Entire Agreement. This Agreement, any Note and any other Loan Document or other agreement, document or instrument attached hereto or executed on or as of the Closing Date integrate all of the terms and conditions mentioned herein or incidental hereto and supersede all oral representations and negotiations and prior writings with respect to the subject matter hereof.

Section 10.16. Legal Representation of Parties. The Loan Documents were negotiated by the parties with the benefit of legal representation and any rule of construction or interpretation otherwise requiring this Agreement or any other Loan Document to be construed or interpreted against any party shall not apply to any construction or interpretation hereof or thereof.

Section 10.17. Governing Law; Submission to Jurisdiction.

(a) Governing Law. This Agreement, each of the Notes and any Related Writing shall be governed by and construed in accordance with the laws of the State of Ohio and the respective rights and obligations of Borrower, Agent, and the Lenders shall be governed by Ohio law, without regard to principles of conflicts of laws.

(b) Submission to Jurisdiction. Borrower hereby irrevocably submits to the exclusive jurisdiction (assuming jurisdiction is available) of any Washington state or federal court sitting in Seattle, Washington, over any action or proceeding arising out of or relating to this Agreement, the Obligations or any Related Writing, and Borrower hereby irrevocably agrees that all claims in respect of such action or proceeding may be heard and determined in such Washington state or federal court. Borrower, on behalf of itself and its Subsidiaries, hereby irrevocably waives, to the fullest extent permitted by law, any objection it may now or hereafter have to the laying of venue in any action or proceeding in any such court as well as any right it may now or hereafter have to remove such action or proceeding, once commenced, to another court on the grounds of FORUM NON CONVENIENS or otherwise. Borrower agrees that a final, nonappealable judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law.

[Remainder of page left intentionally blank]

Section 10.18. Jury Trial Waiver. TO THE EXTENT PERMITTED BY LAW, BORROWER, AGENT AND EACH LENDER WAIVE ANY RIGHT TO HAVE A JURY PARTICIPATE IN RESOLVING ANY DISPUTE, WHETHER SOUNDING IN CONTRACT, TORT OR OTHERWISE, AMONG BORROWER, AGENT AND THE LENDERS, OR ANY THEREOF, ARISING OUT OF, IN CONNECTION WITH, RELATED TO, OR INCIDENTAL TO THE RELATIONSHIP ESTABLISHED AMONG THEM IN CONNECTION WITH THIS AGREEMENT OR ANY NOTE OR OTHER INSTRUMENT, DOCUMENT OR AGREEMENT EXECUTED OR DELIVERED IN CONNECTION HEREWITH OR THE TRANSACTIONS RELATED THERETO.

IN WITNESS WHEREOF, the parties have executed and delivered this Credit Agreement as of the date first set forth above.

Address:	16400 SE Nautilus Drive	NAUTILUS, INC.
Vancouver, Washington 98683
	Attention: James Tener	By:	/s/ William D. Meadowcroft
William D. Meadowcroft
Secretary – Treasurer

Address:	127 Public Square	KEYBANK NATIONAL ASSOCIATION,
	Cleveland, Ohio 44114-1306	as Agent and as a Lender
Attention: Institutional Banking
		By:	/s/ Jeffrey R. Dincher
		Name:	Jeffrey R. Dincher
		Title:	Assistant Vice President

Address:	555 S.W. Oak Street	U.S. BANK NATIONAL ASSOCIATION,
	Portland, Oregon 97204	as Syndication Agent and as a Lender
Attention: Scott J. Bell
		By:	/s/ Scott J. Bell
		Name:	Scott J. Bell
		Title:	Senior Vice President